Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

AMERICAN REALTY CAPITAL PROPERTIES, INC.,

ARC Properties Operating Partnership, L.P.,

SAFARI ACQUISITION, LLC,

CAPLEASE, INC.,

CAPLEASE, LP

and

CLF OP GENERAL PARTNER LLC

Dated as of May 28, 2013

i

ii

Exhibit A – Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 28, 2013 (this “Agreement”), is made by and among American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), ARC Properties Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Parent (the “Parent Operating Partnership”), Safari Acquisition, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), CapLease, Inc., a Maryland corporation (the “Company”), Caplease, LP, a Delaware limited partnership and the operating partnership of the Company (the “Company Operating Partnership”), and CLF OP General Partner LLC, a Delaware limited liability company, a direct wholly owned subsidiary of the Company and the sole general partner of the Company Operating Partnership (the “Company OP General Partner”).

W I T N E S S E T H :

WHEREAS, the Company is a Maryland corporation organized and operating as a real estate investment trust for U.S. federal income tax purposes that holds interests in properties directly and indirectly through the Company Operating Partnership;

WHEREAS, Parent is a Maryland corporation organized and operating as a real estate investment trust for U.S. federal income tax purposes that holds interests in properties through the Parent Operating Partnership and is the sole general partner of the Parent Operating Partnership;

WHEREAS, the parties hereto wish to effect a business combination transaction in which (i) the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each outstanding share of (A) common stock, $0.01 par value per share (the “Company Common Stock”), of the Company, and (B) preferred stock, $0.01 par value per share (the “Company Preferred Stock”), of the Company, which Company Preferred Stock consists of (x) 8.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), (y) 8.375% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and (z) 7.25% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”), will be converted into the right to receive the applicable Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the DLLCA, and (ii) the Company Operating Partnership will be merged with and into the Parent Operating Partnership, with the Parent Operating Partnership being the surviving entity (the “Partnership Merger” and together with the Merger, the “Mergers”), and each outstanding Class B Unit will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA;

WHEREAS, the Company Board and the Parent Board have each separately approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Company OP General Partner, as the sole general partner of the Company Operating Partnership, and Parent, as the sole general partner of the Parent Operating Partnership, have each separately approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Company Board has directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the holders of the Company Common Stock and has resolved to recommend that the holders of the Company Common Stock vote to approve the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, as a condition and inducement to the Parent Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each of the stockholders of the Company listed on Exhibit A hereto have, in their capacity as stockholders of the Company, executed and delivered to Parent a Stockholder Voting Agreement pursuant to which each such stockholder has agreed to vote to approve the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (except for such changes necessary for the Company to comply with its obligations under this Agreement).

“Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or other investigation.

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“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Books and Records” means all of the books, records, files, data and information, whether in hard copy or digital format, including organizational documents, leases, debt related documents, title policies, environmental reports, financial and accounting records, Tax records, credit and collection records, correspondence and miscellaneous records with respect to tenants and all other general correspondence, in each case relating to the Company, a Company Subsidiary or their respective businesses.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Class A Unit” shall mean a Partnership Unit designated by the Company Operating Partnership as a Class A Unit under the Company Partnership Agreement.

“Class B Unit” shall mean a Partnership Unit designated by the Company Operating Partnership as a Class B Unit under the Company Partnership Agreement.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each employment, consulting, collective bargaining, termination, severance, change in control, separation, salary continuation, retention, stock option, restricted stock or other equity awards, stock purchase, deferred compensation, bonus, incentive compensation, profit sharing, commission, fringe benefit, tuition, scholarship, relocation, service award, company car, payroll practice, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA and whether written or unwritten, insured or self-insured or domestic or foreign, in each case established, sponsored, maintained or contributed to, or required to be maintained or contributed to, or with respect to which any obligation to contribute has or had been undertaken by the Company, any Company Subsidiary or any ERISA Affiliate or with respect to which the Company, any Company Subsidiary or any ERISA Affiliate may have or has had any obligation or liability (whether actual or contingent), in any case on behalf of any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries.

“Company Employee” shall mean each employee of the Company and/or any Company Subsidiary.

“Company Financial Advisors” shall mean Wells Fargo Securities, LLC and Houlihan Lokey Financial Advisors, Inc.

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“Company Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company Parties to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any projections or forecasts or any decrease in the market price of the Company Common Stock or Company Preferred Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent, (viii) fires, earthquakes, tornadoes, hurricanes, floods or other weather-related events or natural disasters, (ix) any damage or destruction of any Company Property that is substantially covered by insurance or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the commercial real estate REIT industry in the United States.

“Company Office Lease” shall mean the Office Lease, dated as of April 19, 2006, by and between Trizechahn 1065 Avenue of the Americas Property Owner LLC, as landlord, and the Company, as tenant, as amended, modified or supplemented through the date hereof, for the entire 23rd Floor of the building located at 1065 Avenue of the Americas, New York, NY 10018.

“Company Option” shall mean any option to purchase shares of Company Common Stock under a Company Stock Plan or otherwise.

“Company Parties” shall mean the Company, the Company Operating Partnership and the Company OP General Partner.

“Company Partnership Agreement” shall mean the First Amended and Restated Limited Partnership Agreement of the Company Operating Partnership, entered into June 13, 2006, as amended, modified or supplemented through the date hereof.

“Company Performance Share” shall mean any performance share award that may be settled in Company Common Stock upon achievement of performance metrics granted pursuant to a Company Stock Plan.

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“Company Restricted Stock” shall mean any shares of Company Common Stock granted pursuant to a Company Stock Plan or otherwise that are subject to restrictions on transfer and/or risk of forfeiture.

“Company Stock Plans” shall mean the Company’s 2004 Stock Incentive Plan and any other plan or arrangement pursuant to which the Company may grant or issue, or has granted or issued, equity incentive awards.

“Company Stockholder Meeting” shall mean the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” shall mean (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by the Company, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by the Company or of which the Company or any Company Subsidiary is a general partner, manager, managing member or the equivalent, including the Company Operating Partnership and the Company OP General Partner.

“Confidentiality Agreement” shall mean the letter agreement, dated March 12, 2013, as amended from time to time, between the Company and Parent.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Convertible Notes” shall mean the 7.50% Convertible Senior Notes due 2027 issued by the Company pursuant to the terms of the Indenture.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DLLCA” shall mean the Delaware Limited Liability Company Act, as amended.

“DRULPA” shall mean the Delaware Revised Uniform Partnership Act, as amended.

“Environmental Law” shall mean any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expense Amount” shall mean $4,000,000.

“Expenses” shall mean all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Substances” shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions and (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director, partner, manager, member, trustee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as an officer, director, partner, manager, member or trustee of any other corporation, partnership, limited partnership, limited liability company, trust, association, employee benefit plan or other enterprise.

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“Indenture” shall mean the Indenture, dated as of October 9, 2007, by and among the Company, the Company Operating Partnership, Caplease Debt Funding, LP, Caplease Services Corp., Caplease Credit LLC and Deutsche Bank Trust Company Americas, as Trustee, as amended, modified or supplemented through the date hereof.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and symbols, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets and (vi) all applications and registrations for the foregoing.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Junior Subordinated Indenture” shall mean the Junior Subordinated Indenture, dated as of December 13, 2005, by and between the Company Operating Partnership and JPMorgan Chase Bank, National Association, as Trustee, as amended, modified or supplemented through the date hereof.

“KeyBank Credit Agreement” shall mean the Credit Agreement, dated as of October 12, 2012, by and among Caplease Debt Funding, LP, as Borrower, the financial institutions party thereto and their assignees under Section 14.6 thereof, as Lenders, KeyBank National Association, as Administrative Agent, and KeyBank Capital Markets, as Sole Lead Arranger and Bookrunner, as amended, modified or supplemented through the date hereof.

“knowledge” shall mean the actual knowledge, after inquiry reasonable under the circumstances, of: (i) for any Company Party, each person identified as a named executive officer of the Company in the Company’s 2013 Proxy Statement; and (ii) for any Parent Party, each person identified as an executive officer of Parent in Parent’s 2013 Proxy Statement.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

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“Loan Agreements” shall mean, collectively, the Wells Fargo Revolving Credit Agreement and the KeyBank Credit Agreement.

“Merger Consideration” shall mean, collectively, the Common Merger Consideration, the Preferred Merger Consideration and the Partnership Merger Consideration.

“MGCL” shall mean the Maryland General Corporation Law, as amended.

“NASDAQ” shall mean the NASDAQ Stock Market.

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean a judgment, order or decree of a Governmental Authority.

“Parent Board” means the board of directors of Parent.

“Parent Material Adverse Effect” shall mean any event, circumstance, change or effect that will, or would reasonably be expected to, prevent or materially impair the ability of the Parent Parties to consummate the Mergers before the Outside Date.

“Parent Parties” shall mean Parent, Merger Sub and the Parent Operating Partnership.

“Parent Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of the Parent Operating Partnership, dated as of February 28, 2013, as amended, modified or supplemented through the date hereof.

“Parent Subsidiary” shall mean (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Parent, and (b) any partnership, limited liability company or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Parent or of which Parent or any Parent Subsidiary is a general partner, manager, managing member or the equivalent.

“Partnership Unit” shall have the meaning set forth in the Company Partnership Agreement.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Preferred Partnership Units” shall mean, collectively, the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units.

“Qualified Go Shop Proposal” shall mean a Company Acquisition Proposal received by the Company from a Go Shop Bidder with respect to which the Company Board (or any committee thereof) determined at any time prior to the No Shop Period Start Date is a Superior Proposal; provided that if any Third Party or any of its Affiliates makes more than one Company Acquisition Proposal that the Company Board (or any committee thereof) determines is a Superior Proposal prior to the No Shop Period Start Date, only the first such Company Acquisition Proposal received by the Company from any such Person shall be deemed to be a Qualified Go Shop Proposal. Any Qualified Go Shop Proposal (including any Qualified Go Shop Proposal that is thereafter amended or modified, including after the Company has complied with its obligations under Section 6.5(e)), shall continue to be a Qualified Go Shop Proposal.

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“Relevant Period” shall mean, with respect to any Qualified Go Shop Proposal, (i) if Parent receives a Notice of Superior Proposal from the Company with respect to such Qualified Go Shop Proposal on or prior to June 30, 2013, the period from and after the date of this Agreement until the No Shop Period Start Date, and (ii) if Parent receives a Notice of Superior Proposal from the Company with respect to such Qualified Go Shop Proposal on or after to July 1, 2013, the period from and after the date of this Agreement until (A) if Parent makes such adjustments in the terms and conditions of this Agreement pursuant to Section 6.5(e) such that the Company Acquisition Proposal that is the subject of such Qualified Go Shop Proposal ceases to constitute a Superior Proposal, 11:59 p.m. (New York City Time) on the seventh (7th) calendar day following the No Shop Period Start Date and (B) if Parent does not make adjustments in the terms and conditions of this Agreement pursuant to Section 6.5(e) such that the Company Acquisition Proposal that is the subject of such Qualified Go Shop Proposal ceases to constitute a Superior Proposal, the close of business on the first (1st) Business Day after the fourth (4th) Business Day following receipt by Parent of such Notice of Superior Proposal.

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Preferred Unit” shall mean a Partnership Unit designated by the Company Operating Partnership as a Series A Preferred Unit under the Company Partnership Agreement.

“Series B Preferred Unit” shall mean a Partnership Unit designated by the Company Operating Partnership as a Series B Preferred Unit under the Company Partnership Agreement.

“Series C Preferred Unit” shall mean a Partnership Unit designated by the Company Operating Partnership as a Series C Preferred Unit under the Company Partnership Agreement.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, gross income, property, sales, use, transfer, capital stock, payroll, employment, unemployment, alternative or add on minimum, estimated and net worth, and taxes in the nature of excise, withholding, backup withholding and value added taxes, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

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“Tax Return” shall mean any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Termination Payment” shall mean the sum of the Termination Fee and the Expense Amount payable pursuant to Section 8.3.

“Third Party” shall mean any Person or group of Persons other than the Parent Parties and their respective Affiliates.

“Trust Preferred Securities” shall mean the unsecured junior subordinated notes issued by the Company Operating Partnership through its wholly owned subsidiary, Caplease Statutory Trust I, a Delaware statutory trust, pursuant to the terms of the Junior Subordinated Indenture.

“Unmatched Superior Proposal” shall mean a Qualified Go Shop Proposal that, following the end of the four (4) Business Day period contemplated in Section \t \* MERGEFORMAT 6.5(e), the Company Board (or any committee thereof) has determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal with respect to such Qualified Go Shop Proposal during such four (4) Business Day period, continues to constitute a Superior Proposal; provided, however, that notwithstanding anything to the contrary contained herein, an Unmatched Superior Proposal shall only constitute an Unmatched Superior Proposal through the end of the Relevant Period; and provided further that a Qualified Go Shop Proposal that is the subject of a Notice of Superior Proposal and with respect to which Parent makes adjustments in the terms and conditions of this Agreement pursuant to Section 6.5(e) such that the Company Acquisition Proposal that is the subject of such Qualified Go Shop Proposal ceases to constitute a Superior Proposal shall not thereafter be eligible to become an Unmatched Superior Proposal.

“Wells Fargo Revolving Credit Agreement” shall mean the Credit Agreement, dated as of June 29, 2012, by and among, the Company Operating Partnership, PREFCO Dix-Neuf LLC, PREFCO Nineteen Limited Partnership, CLF Cane Run Member, LLC, CLF Cane Run Louisville, LLC, CLF Landmark Omaha LLC, CLF Dodge Omaha LLC, KDC Busch Boulevard LLC and CLF 555 N Daniels Way LLC, as Borrowers, the financial institutions party thereto and their assignees under Section 13.6 thereof, as Lenders, Wells Fargo Bank, National Association, as Administrative Agent, and Wells Fargo Securities, LLC, as Sole Lead Arranger and Bookrunner, as amended, modified or supplemented through the date hereof.

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(b) The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

Acceptable Confidentiality Agreement	Section 1.1(a)
Action	Section 1.1(a)
Adverse Recommendation Change	Section 6.5(e)
Advisor	Section 6.10
Affiliate	Section 1.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(b)
Articles of Merger	Section 2.3(a)
Book-Entry Share	Section 3.1(a)(ii)
Books and Records	Section 1.1(a)
Business Day	Section 1.1(a)
Certificate	Section 3.1(a)(ii)
Certificate of Merger	Section 2.3(a)
Class A Unit	Section 1.1(a)
Class B Unit	Section 1.1(a)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(a)
Common Merger Consideration	Section 3.1(a)(ii)
Company	Preamble
Company 401(k) Plans	Section 6.10
Company Acquisition Proposal	Section 6.5(j)(i)
Company Benefit Plan	Section 1.1(a)
Company Board	Section 4.4(a)
Company Bylaws	Section 4.2
Company Charter	Section 4.2
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Employee	Section 1.1(a)
Company Financial Advisors	Section 1.1(a)
Company Insurance Policies	Section 4.18
Company Leases	Section 4.16(h)
Company Material Adverse Effect	Section 1.1(a)
Company Material Contract	Section 4.12(a)
Company MBS	Section 4.25(a)
Company MBS Principal Agreements	Section 4.25(b)
Company Mortgage Files	Section 4.26(a)
Company Mortgage Loans	Section 4.26(a)
Company Mortgage Notes	Section 4.26(a)
Company Office Lease	Section 1.1(a)
Company Operating Partnership	Preamble
Company OP General Partner	Preamble

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Company Option	Section 1.1(a)
Company Parties	Section 1.1(a)
Company Performance Shares	Section 1.1(a)
Company Permits	Section 4.6(a)
Company Permitted Liens	Section 4.16(b)
Company Preferred Stock	Recitals
Company Properties	Section 4.16(a)
Company Property	Section 4.16(a)
Company Recommendation	Section 4.4(a)
Company Restricted Stock	Section 1.1(a)
Company SEC Filings	Section 4.7(a)
Company Stock Plans	Section 1.1(a)
Company Stockholder Approval	Section 4.21
Company Stockholder Meeting	Section 1.1(a)
Company Subsidiary	Section 1.1(a)
Company Subsidiary Partnership	Section 4.17(h)
Company Tax Protection Agreements	Section 4.17(h)
Company Third Party	Section 4.16(l)
Company Title Insurance Policy	Section 4.16(n)
Confidentiality Agreement	Section 1.1(a)
Continuing 401(k) Plan	Section 6.10
Continuing Employees	Section 6.10
control	Section 1.1(a)
Convertible Notes	Section 1.1(a)
Convertible Notes Redemption	Section 6.19(a)
D&O Insurance	Section 6.9(c)
Delaware Secretary	Section 1.1(a)
DLLCA	Section 1.1(a)
DRULPA	Section 1.1(a)
Effective Time	Section 2.3(a)
Environmental Law	Section 1.1(a)
Environmental Permit	Section 1.1(a)
ERISA	Section 1.1(a)
ERISA Affiliate	Section 1.1(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Expense Amount	Section 1.1(a)
Expenses	Section 1.1(a)
Funded Debt Payoff Amount	Section 6.2
GAAP	Section 1.1(a)
Go Shop Bidder	Section 6.5(a)

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Go Shop Period	Section 6.5(a)
Governmental Authority	Section 1.1(a)
Hazardous Substances	Section 1.1(a)
Indebtedness	Section 1.1(a)
Indemnitee	Section 1.1(a)
Indenture	Section 1.1(a)
Inquiry	Section 6.5(b)
Intellectual Property	Section 1.1(a)
Interim Period	Section 6.1(a)
Investment Company Act	Section 1.1(a)
IRS	Section 1.1(a)
Junior Subordinated Indenture	Section 1.1(a)
KeyBank Credit Agreement	Section 1.1(a)
knowledge	Section 1.1(a)
Law	Section 1.1(a)
Letter of Transmittal	Section 3.2(c)(i)
Lien	Section 1.1(a)
Loan Agreements	Section 1.1(a)
Material Company Leases	Section 4.16(i)
Merger	Recitals
Merger Consideration	Section 1.1(a)
Mergers	Recitals
Merger Sub	Preamble
MGCL	Section 1.1(a)
NASDAQ	Section 1.1(a)
No Shop Period Start Date	Section 6.5(a)
Notice of Superior Proposal	Section 6.5(e)(i)
NYSE	Section 1.1(a)
Order	Section 1.1(a)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Board	Section 1.1(a)
Parent Material Adverse Effect	Section 1.1(a)
Parent Operating Partnership	Preamble
Parent Parties	Section 1.1(a)
Parent Partnership Agreement	Section 1.1(a)
Parent Subsidiary	Section 1.1(a)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(b)(ii)
Partnership Merger Effective Time	2.3(b)
Partnership Unit	Section 1.1(a)

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Pending Acquisition	Section 6.16
Person	Section 1.1(a)
Preferred Merger Consideration	Section 3.1(a)(ii)
Preferred Partnership Units	Section 1.1(a)
Proxy Statement	Section 4.5(b)
Qualified Go Shop Proposal	Section 1.1(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 8.3(d)
REIT	Section 4.17(b)
Relevant Period	Section 1.1(a)
Representative	Section 1.1(a)
Sarbanes-Oxley Act	Section 1.1(a)
SDAT	Section 2.3(a)
SEC	Section 1.1(a)
Securities Act	Section 1.1(a)
Series A Preferred Stock	Recitals
Series A Preferred Units	Section 1.1(a)
Series B Preferred Stock	Recitals
Series B Preferred Units	Section 1.1(a)
Series C Preferred Stock	Recitals
Series C Preferred Units	Section 1.1(a)
Superior Proposal	Section 6.5(j)(ii)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Takeover Statutes	Section 4.20
Tax	Section 1.1(a)
Tax Return	Section 1.1(a)
Taxable REIT Subsidiary	Section 4.1(c)
Taxes	Section 1.1(a)
Termination Fee	Section 8.3(a)(i)
Termination Payment	Section 1.1(a)
Tests	Section 6.4(b)
Third Party	Section 1.1(a)
Transfer Taxes	Section 8.7
TRS	Section 6.21
Trust Preferred Securities	Section 1.1(a)
Trust Preferred Securities Redemption	Section 6.19(b)
Unmatched Superior Proposal	Section 1.1(a)
Wells Fargo Revolving Credit Agreement	Section 1.1(a)

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ARTICLE II
THE MERGERS

Section 2.1 The Mergers.

(a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “Safari Acquisition, LLC” as the surviving entity in the Merger (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in the applicable provisions of the MGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, including, to the fullest extent permitted by Law, all rights in and to the Company Office Lease and all of the Intellectual Property of the Company and the Company Subsidiaries (which for the avoidance of doubt shall include, to the extent permitted by the NYSE, the “LSE” ticker symbol currently used by the Company on the NYSE), and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

(b) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, the Company Operating Partnership shall be merged with and into the Parent Operating Partnership, whereupon the separate existence of the Company Operating Partnership shall cease, and the Parent Operating Partnership shall continue under the name “ARC Properties Operating Partnership, L.P.” as the surviving entity in the Partnership Merger (the “Surviving Partnership”) and shall be governed by the laws of the State of Delaware. The Partnership Merger shall have the effects specified in the DRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Surviving Partnership shall possess all properties, rights, privileges, powers and franchises of the Company Operating Partnership, and all of the claims, obligations, liabilities, debts and duties of the Company Operating Partnership shall become the claims, obligations, liabilities, debts and duties of the Surviving Partnership.

Section 2.2 Closing. The closing of the Mergers (the “Closing”) shall occur on the third (3rd) Business Day after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or at such other time and date as shall be agreed upon by the parties; provided, however, that notwithstanding the satisfaction of all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing), in no event shall Parent, the Parent Operating Partnership or Merger Sub be required to consummate the Mergers until the earlier of (i) the date that is five (5) Business Days after all of the consents and approvals of Third Parties set forth in Section  2.2 of the Company Disclosure Letter have been obtained and (ii) subject to the following proviso, October 31, 2013; provided that if as of October 31, 2013 any such consents or approvals have not been obtained, in no event shall Parent, the Parent Operating Partnership or Merger Sub be required to consummate the Mergers until December 2, 2013, it being understood that if any such consents or approvals are not obtained as of December 2, 2013, Parent, the Parent Operating Partnership and Merger Sub shall be required to consummate the Closing on December 2, 2013.  In the event that the Closing is delayed pursuant to either of the foregoing provisos, if Parent, the Parent Operating Partnership and Merger Sub are prepared to consummate the Mergers prior to October 31, 2013 or December 2, 2013, as applicable, Parent shall deliver written notice to the Company stating that it is prepared to consummate the Closing and the Closing shall occur on the third (3rd) Business Day following the delivery of such notice.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  The Closing shall take place at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York, 10036, or at such other place as agreed to by the parties hereto.

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Section 2.3 Effective Time.

(a) Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) as provided under the MGCL, (ii) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DLLCA and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or DLLCA in connection with the Merger. The Merger shall become effective at the later of the time the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger shall have been duly filed with the Delaware Secretary or on such other date and time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company and Parent and specified in the Articles of Merger and Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”), it being understood and agreed that the parties shall cause the Effective Time to occur on the Closing Date and prior to the Partnership Merger Effective Time.

(b) Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company Operating Partnership and the Parent Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DRULPA, and (ii) make any other filings, recordings or publications required to be made by the Company Operating Partnership or the Parent Operating Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at such time as the Partnership Certificate of Merger shall have been duly filed with the Delaware Secretary or on such other date and time (not to exceed 30 days from the date the Partnership Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company Operating Partnership and the Parent Operating Partnership and specified in the Partnership Certificate of Merger (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”), it being understood and agreed that the parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the Effective Time.

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Section 2.4 Organizational Documents of the Surviving Entity and the Surviving Partnership. Subject to Section 6.9, at the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement. At the Partnership Merger Effective Time, the certificate of limited partnership of the Parent Operating Partnership and the Parent Partnership Agreement, as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of limited partnership and limited partnership agreement of the Surviving Partnership, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of limited partnership and partnership agreement.

Section 2.5 Tax Consequences. The parties hereto intend that, for U.S. federal, and applicable state, income tax purposes, the Merger will be treated as a taxable sale by the Company of all of the Company’s assets to Parent in exchange for the Merger Consideration provided for herein to be provided to the stockholders of the Company and the assumption of all of the Company’s liabilities, followed by the distribution of such Merger Consideration to the stockholders of the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes. The parties hereto further intend that, for U.S. federal, and applicable state, income tax purposes, the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with the Surviving Partnership as the continuation of the Parent Operating Partnership and the termination of the Company Operating Partnership.

ARTICLE III
EFFECT OF THE MERGERS

Section 3.1 Effect of the Mergers.

(a) The Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

(i) Cancellation of Company Common Stock and Company Preferred Stock. Each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, by Parent or by any Parent Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(ii) Conversion of Company Common Stock and Company Preferred Stock. Each share of (i) Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)(i)) shall automatically be converted into the right to receive $8.50 in cash without any interest thereon (the “Common Merger Consideration”), and (ii) Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)(i)) shall automatically be converted into the right to receive an amount in cash, without any interest thereon, equal to the sum of (A) $25.00 and (B) all accrued and unpaid dividends on such share of Company Preferred Stock to, but excluding, the Closing Date (the “Preferred Merger Consideration”). At the Effective Time, each share of Company Common Stock and Company Preferred Stock converted into the right to receive the Common Merger Consideration or the Preferred Merger Consideration, as applicable, pursuant to this Section 3.1(a)(ii), when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock, as applicable, shall cease to have any rights with respect thereto other than the right to receive the applicable Merger Consideration in accordance with Section 3.2.

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(b) The Partnership Merger. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holders of Company Partnership Units or Parent Partnership Units:

(i) Cancellation of Partnership Units. Each Partnership Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is held by the Company, the Company OP General Partner, any Parent Subsidiary or the Surviving Entity, including all of the Class A Units and all of the Preferred Partnership Units, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(ii) Conversion of Class B Units. Each Class B Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (other than any Class B Units to be cancelled in accordance with Section 3.1(b)(i)) shall automatically be converted into the right to receive $8.50 in cash without any interest thereon (the “Partnership Merger Consideration”). At the Partnership Merger Effective Time, each Class B Unit converted into the right to receive the Common Merger Consideration pursuant to this Section 3.1(b)(ii), when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each former holder of Class B Units shall cease to have any rights with respect thereto other than the right to receive the Partnership Merger Consideration in accordance with Section 3.2.

(c) Treatment of Merger Sub Membership Interests. All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as membership interests of the Surviving Entity.

(d) Adjustments. Without limiting the other provisions of this Agreement and subject to Section 6.1(c)(ii), if at any time during the period between the date of this Agreement and the Effective Time, the Company or the Company Operating Partnership should split, combine or otherwise reclassify the Company Common Stock, the Company Preferred Stock or the Partnership Units, or make a dividend or other distribution in shares of Company Common Stock, Company Preferred Stock or Partnership Units (including any dividend or other distribution of securities convertible into Company Common Stock, Company Preferred Stock or Partnership Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parent Parties hereunder), the applicable Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change.

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Section 3.2 Exchange Fund; Exchange Agent.

(a) As soon as practicable following the date of this Agreement and in any event not less than five (5) days prior to dissemination of the Proxy Statement, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, as provided in Section 3.1(a)(ii) and Section 3.1(b)(ii). Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the Merger Consideration (the “Exchange Fund”) for the sole benefit of the holders of shares of Company Common Stock, Company Preferred Stock and Class B Units. The Exchange Agent shall maintain separate accounts for each of the Common Merger Consideration and the Preferred Merger Consideration. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b) Share Transfer Books. At the Effective Time, the share transfer books of the Company and the Company Operating Partnership shall be closed, and thereafter there shall be no further registration of transfers of shares or units, as applicable, of Company Common Stock, Company Preferred Stock or Partnership Units, as applicable. From and after the Effective Time, Persons who held shares of Company Common Stock, Company Preferred Stock or Partnership Units immediately prior to the Effective Time shall cease to have rights with respect to such shares or units, as applicable, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of Company Common Stock or Company Preferred Stock formerly represented thereby.

(c) Exchange Procedures.

(i) As promptly as practicable following the Effective Time (but in no event later than two (2) Business Days thereafter), Parent or the Surviving Entity shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate (A) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other customary provisions as the Company and Parent may reasonably agree upon prior to the Closing (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred stock may vary in certain respects due to differences in the respective securities), and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration into which the number of shares of Company Common Stock or Company Preferred Stock, as applicable, previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall provide that, at the election of the surrendering holder, (1) Certificates may be surrendered by hand delivery or otherwise or (2) the Merger Consideration in exchange therefor may be collected by check or wire transfer to the surrendering holder).

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(ii) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration for each share of Company Common Stock or Company Preferred Stock, as applicable, formerly represented by such Certificate by check or wire transfer, to be mailed or delivered by wire transfer within two (2) Business Days following the later to occur of (A) the Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the applicable Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(iii) As promptly as practicable following the Effective Time (but in no event later than two (2) Business Days thereafter), Parent or the Surviving Entity shall cause the Exchange Agent to issue and deliver to each holder of Book-Entry Shares and each holder of Class B Units a check or wire transfer representing the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 3.1(a)(ii) or Section 3.1(b)(ii), as applicable, in each case without such holder being required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent, and such Book-Entry Shares and Class B Units shall then be canceled. No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares or Class B Units on the Merger Consideration payable in respect of the Book-Entry Shares or Class B Units.

(iv) In the event of a transfer of ownership of shares of Company Common Stock, Company Preferred Stock or Class B Units that is not registered in the transfer records of the Company or the Company Operating Partnership, as applicable, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 3.2(c) shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share or Class B Unit, as applicable, shall be properly transferred, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate, Book-Entry Share or Class B Unit surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

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(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock and Company Preferred Stock and holders of Class B Units on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock and Company Preferred Stock and Class B Units who have not theretofore received any Merger Consideration to which they are entitled under this Article III shall thereafter look only to, in the case of former holders of Company Common Stock and Company Preferred Stock, Parent and the Surviving Entity, and in the case of former holders of Class B Units, the Parent Operating Partnership and the Surviving Partnership, for payment of their claims with respect thereto.

(e) No Liability. None of Parent, the Parent Operating Partnership, Merger Sub, the Company, the Company Operating Partnership, the Company OP General Partner, the Surviving Entity, the Surviving Partnership or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock or Class B Units in respect of any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares or units immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity or the Surviving Partnership, as applicable, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.3 Equity Awards.

(a) Company Restricted Stock. Immediately prior to the Effective Time, any then-outstanding shares of Company Restricted Stock shall become fully vested and the Company shall be entitled to deduct and withhold such number of shares of Company Common Stock otherwise deliverable upon such acceleration to satisfy any applicable income and employment withholding Taxes (assuming a fair market value of a share of Company Common Stock equal to the closing price of the Company Common Stock on the last completed trading day immediately prior to the Closing); provided, however, that if any such deduction or withholding would result in the issuance of a fractional share, the Company may pay such holder an amount in cash equal to the fair market value of such fractional share in lieu thereof. All shares of Company Common Stock then-outstanding as a result of the full vesting of the shares of Company Restricted Stock and the satisfaction of any applicable income and employment withholding Taxes shall have the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

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(b) Company Performance Shares. Immediately prior to the Effective Time, (x) with respect to a Company Employee employed on the Closing Date, 100% of the target number of shares of Company Common Stock under any then-outstanding Company Performance Shares held by such Company Employee shall become fully earned and settled, and (y) with respect to a former Company Employee whose employment terminated prior to the Closing Date and who following termination was entitled to retain any then outstanding Company Performance Shares in accordance with the terms of such award, a number of shares of Company Common Stock equal to 100% of the target number of shares of Company Common Stock under any Company Performance Shares outstanding immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the number of days from and after January 1, 2013 that such former Company Employee was employed by the Company and the denominator of which is 1,095, shall become fully earned and settled. In each case, the Company shall be entitled to deduct and withhold such number of shares of Company Common Stock otherwise deliverable upon such settlement to satisfy any applicable income and employment withholding Taxes (assuming a fair market value of a share of Company Common Stock equal to the closing price of the Company Common Stock on the last completed trading day immediately prior to the Closing); provided, however, that if any such deduction or withholding would result in the issuance of a fractional share, the Company may pay such holder an amount in cash equal to the fair market value of such fractional share in lieu thereof. All shares of Company Common Stock then-outstanding as a result of such settled Company Performance Shares and the satisfaction of any applicable income and employment withholding Taxes shall have the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement. Prior to the Effective Time, the Company will pay to the holder of a Performance Share that becomes fully earned and settled pursuant to this Section 3.3(b) the amount of any cash dividend equivalent that has accrued with respect to such Performance Share.

(c) Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take all actions necessary to (i) effectuate the provisions of this Section 3.3 and (ii) to terminate all Company Stock Plans effective immediately prior to the Effective Time. The Company shall provide Parent with evidence of the termination of the Company Stock Plans pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent) not later than the day immediately preceding the Closing Date.

Section 3.4 Withholding Rights. Each and any Parent Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as such Parent Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by a Parent Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Parent Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable.

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Section 3.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.6 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY PARTIES

Except (a) as set forth in the disclosure letter that has been prepared by the Company Parties and delivered by the Company Parties to the Parent Parties in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company Parties made herein), or (b) as disclosed in publicly available Company SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2011 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Company Parties hereby jointly and severally represent and warrant to the Parent Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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(b) Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except, with respect only to each Company Subsidiary that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, including a list of each Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for United States federal income tax purposes of each Company Subsidiary.

(d) Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in the Company Subsidiaries, loans to any Taxable REIT Subsidiary of the Company and investments in bank time deposits and money market accounts).

Section 4.2 Organizational Documents. The Company has made available to Parent complete and correct copies of (i) the Company’s charter, as amended or supplemented to date (the “Company Charter”), and the Company’s bylaws, as amended to date (the “Company Bylaws”), and (ii) the organizational documents of each Company Subsidiary, including the certificate of limited partnership of the Company Operating Partnership and the Company Partnership Agreement and the certificate of formation and limited liability company operating agreement of the Company OP General Partner, each as in effect on the date hereof.

Section 4.3 Capital Structure.

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(a) The authorized stock of the Company consists of 500,000,000 shares of Company Common Stock and 100,000,000 shares of Company Preferred Stock. At the close of business on May 24, 2013, (i) 88,845,604 shares of Company Common Stock were issued and outstanding, (ii) 6,473,073 shares of Company Preferred Stock were issued and outstanding, consisting of 1,832,000 shares of Series A Preferred Stock, 2,941,073 shares of Series B Preferred Stock and 1,700,000 shares of Series C Preferred Stock, (iii) 22,812,226 Partnership Units were issued and outstanding, consisting of 17,556,200 Class A Units, 156,026 Class B Units, 1,400,00 Series A Preferred Units, 2,000,000 Series B Preferred Units and 1,700,000 Series C Preferred Units, (iv) 1,266,184 shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Stock Plans, (v) 436,095 shares of Company Common Stock were available for grant under the Company Stock Plans, (vi) 50,416,231 shares of Company Common Stock were reserved for issuance upon conversion of the Company Preferred Stock, (vii) 1,697,595 shares of Company Common Stock were reserved for issuance upon conversion of the Convertible Notes and (viii) 156,026 shares of Company Common Stock were reserved for issuance upon conversion of Partnership Units. All issued and outstanding shares of the stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of stock of the Company is entitled to preemptive rights. Except for the Convertible Notes, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote. There are no outstanding Company Options. Section 4.3(a) of the Company Disclosure Letter sets forth (x) for each holder of Company Restricted Stock outstanding as of the date of this Agreement (A) the name of the holder of Company Restricted Stock, (B) the number of shares of outstanding Company Restricted Stock, (C) the date of grant of such Company Restricted Stock, and (D) the vesting schedule for such Company Restricted Stock; and (y) for each holder of Company Performance Shares outstanding as of the date of this Agreement (A) the name of the holder of Company Performance Shares, (B) the target number of shares of Common Stock under each outstanding Company Performance Share award, (C) the date of grant of such Company Performance Shares, (D) the applicable measurement period for the performance of any performance metric under such Company Performance Shares, and (E) with respect to any Company Performance Share held by a former Company Employee, the date of the termination of such former Company Employee’s employment. There are no other rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to the Company Common Stock or units in the Company Operating Partnership granted under the Company Benefit Plans or otherwise other than the Company Restricted Stock, Company Performance Shares and Partnership Units disclosed on Section 4.3(a) of the Company Disclosure Letter. Each Company Restricted Stock and Company Performance Share grant was made in accordance in all material respects with the terms of the applicable Company Stock Plan and applicable Law. Immediately prior to the Closing, the Company will provide to Parent a complete and correct list that contains the information required to be provided in Section 4.3(a) of the Company Disclosure Letter that is correct and complete as of the Closing Date.

(b) All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.3(b) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Company Subsidiary or which would require any Company Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

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(c) Except as set forth in this Section 4.3 or in Section 4.3(a) of the Company Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any of the Company Subsidiaries or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Preferred Stock or other equity securities of the Company or any Company Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Company Stock Plans in the event the grantees fail to satisfy withholding Tax obligations). Neither the Company nor any Company Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of the Company or any of the Company Subsidiaries.

(d) All dividends or other distributions on the shares of Company Common Stock and each series of Company Preferred Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4 Authority.

(a) Each of the Company Parties has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Company Parties and the consummation by the Company Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of the Company Parties, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, (i) with respect to the Merger, to receipt of the Company Stockholder Approval, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the filing of the Certificate of Merger with the Delaware Secretary, and (ii) with respect to the Partnership Merger, the filing of the Partnership Certificate of Merger with the Delaware Secretary. The board of directors of the Company (the “Company Board”), at a duly held meeting, has, by unanimous vote of the entire Company Board, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger, the Partnership Merger and the other transactions contemplated hereby, (ii) directed that the Merger and the other transactions contemplated hereby be submitted for consideration at the Company Stockholder Meeting, and (iii) resolved to recommend that the holders of Company Common Stock vote in favor of the approval of the Merger and the other transactions contemplated hereby (the “Company Recommendation”) and to include such recommendation in the Proxy Statement, subject to Sections 6.3 and 6.5.

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(b) This Agreement has been duly executed and delivered by each of the Company Parties and, assuming due authorization, execution and delivery by each of the Parent Parties, constitutes a legally valid and binding obligation of each of the Company Parties, enforceable against the Company Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by each of the Company Parties does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of the Company Parties will not, assuming receipt of the Company Stockholder Approval, (i) conflict with or violate any provision of (A) the Company Charter, the Company Bylaws, the certificate of limited partnership of the Company Operating Partnership, the Company Partnership Agreement or the certificate of formation or limited liability company operating agreement of the Company OP General Partner or (B) any equivalent organizational or governing documents of any other Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section  \t \* MERGEFORMAT 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to a Company Party or any other Company Subsidiary or by which any property or asset of a Company Party or any other Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of a Company Party or any other Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of a Company Party or any other Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which a Company Party or any other Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences, events or matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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(b) The execution and delivery of this Agreement by each of the Company Parties does not, and the performance of this Agreement by each of the Company Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing with the SDAT of the Articles of Merger and the acceptance for record by the SDAT of the Articles of Merger pursuant to the MGCL, (iv) the filing of the Certificate of Merger with the Delaware Secretary, (v) the filing of the Partnership Certificate of Merger with the Delaware Secretary, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) such filings as may be required in connection with state and local transfer Taxes, and (viii) such other consents, approvals, authorizations, permits, filings and notifications the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.6 Permits; Compliance With Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14 or Section 4.16, which are addressed solely in those sections, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written claim or notice, nor does the Company have any knowledge, indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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(b) Since January 1, 2010, neither the Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.10, Section 4.11, Section 4.14, Section 4.15 or Section 4.17, which are addressed solely in such sections), or (ii) any Company Permits (except for the Company Permits addressed in Section 4.14 or Section 4.16, which are addressed solely in such sections), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) The Company has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2010 (collectively, and including any exhibits thereto and all documents and information incorporated by reference therein, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

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(c) The records, systems, controls, data and information of the Company and the Company Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries and to maintain accountability for the assets of the Company and the Company Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) of the Company.

(d) Except as and to the extent disclosed or reserved against on the Company’s most recent consolidated balance sheet (or, in the notes thereto) included in the Company SEC Filings, none of the Company or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.1 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent consolidated balance sheet set forth in the Company SEC Filings filed with the SEC on or prior to the date of this Agreement, (iii) described in any section of the Company Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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(e) Except as set forth in Section 4.7(e) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review, and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings since January 1, 2010, that remain unresolved, nor has it received any written inquiry or information request from the SEC as to any matters affecting the Company that has not been adequately addressed. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2010, through the date of this Agreement relating to the Company SEC Filings and all written responses of the Company thereto through the date of this Agreement. None of the Company SEC Filings is the subject of any confidential treatment request by the Company.

Section 4.8 Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Company Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.9 Absence of Certain Changes or Events. Between January 1, 2013 and the date hereof, except as contemplated by this Agreement or as set forth in Section 4.9 of the Company Disclosure Letter, the Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course. Between January 1, 2013 and the date hereof, there has not been any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect.

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Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. The Company has delivered or made available to Parent a true, correct and complete copy of each material Company Benefit Plan and, with respect thereto, if applicable, (i) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (ii) the three (3) most recent annual reports (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports), (iii) the three (3) most recent actuarial reports or other financial statements, (iv) the most recent determination letter or opinion letter, if any, issued by the IRS, and any pending request for such a letter, with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (v) all material filings and correspondence with any Governmental Authority within the prior three (3) years, including all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors, the U.S. Department of Labor Delinquent Filer Voluntary Program or other government correction program relating to any Company Benefit Plan, and (vi) all material written contracts, instruments or agreements relating to each Company Benefit Plan, including administrative service agreements, investment management agreements, collective bargaining agreements and group insurance contracts.

(b) Except (i) with respect to obligations under the employment agreements identified in Section 4.10(a) of the Company Disclosure Letter, (ii) with respect to the conversion of Company Restricted Stock and Company Performance Shares in accordance with Section 3.3, or (iii) as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Company Benefit Plan, which has created or will create any obligation with respect to, or has resulted in or will result in any liability to Parent, Merger Sub or any of their respective subsidiaries.

(c) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan complies in form and has been maintained and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code (including Section 409A of the Code).

(d) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan, and nothing has occurred, whether by action or failure to act, that caused or could reasonably be expected to cause the loss of such qualified status of any such Company Benefit Plan or the imposition of any penalty or Tax liability.

(e) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan, except for any such transactions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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(f) There is no pending or, to the knowledge of the Company, threatened Action against the Company Benefit Plans, the trustee thereof or the assets of any of the trusts under such Company Benefit Plans, or against any fiduciary of the Company Benefit Plans with respect to the Company Benefit Plans, or against any ERISA Affiliate, any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) with respect to the Company Benefit Plans (in each case, other than routine non-material claims for benefits and appeals of such claims), except for any such Actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) With respect to each of the Company Benefit Plans, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) all payments required by each Company Benefit Plan, any collective bargaining agreement or other agreement, or by Law (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or a Company Subsidiary in accordance with the provisions of each of the Company Benefit Plans, applicable Law and GAAP; (ii) no Company Benefit Plan is under, and neither the Company nor its Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty; and (iii) with respect to each Company Benefit Plan that is funded mostly or partially through an insurance policy, none of the Company, its Subsidiaries or any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time.

(h) No Company Benefit Plan is, and none of the Company, any Company Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code) or (v) a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(i) Except to the extent required by applicable Law and except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 4.10(i) of the Company Disclosure Letter, no Company Benefit Plan provides any retiree or post-employment health or welfare benefits to any Person. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company, each Company Subsidiary and each of their respective ERISA Affiliates is in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder and (iii) the applicable requirements of the Patient Protection and Affordable Care Act and the regulations (including the proposed regulations) thereunder.

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(j) Except as set forth in Section 4.10(j) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, including a termination of any employee, officer, director, stockholder or other service provider of the Company or a Company Subsidiary (whether current, former or retired) or their beneficiaries: (i) result in any liability under any Company Benefit Plan, including any payment becoming due to any Company Employee or other service provider of the Company or any Company Subsidiary or their beneficiaries, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary or the amount of compensation due to any Company Employee or other service provider of the Company or any Company Subsidiary or their beneficiaries or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits. Section 4.10(j) of the Company Disclosure Letter sets forth the estimated maximum amount or value of each such payment or number of vested shares.

(k) Except as set forth in Section 4.10(k) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Mergers or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or other compensation arrangement would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(l) Except as set forth in Section 4.10(l) of the Company Disclosure Letter or as individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has unfunded liabilities pursuant to any Company Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.

(m) Except as set forth in Section 4.10(m) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or has any obligation under any Contract or Company Benefit Plan to compensate any Person for any taxes imposed pursuant to Section 4999 of the Code or Section 409A of the Code.

(n) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each individual providing services to the Company, the Company Subsidiaries and their respective ERISA Affiliates has been properly classified by such entity as an employee or independent contractor with respect to each such entity for all purposes under applicable Law and the Company Benefit Plans, (ii) the Company and the Company Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or the Company Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan and (iii) each employee of the Company and the Company Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

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(o) None of the Company, the Company Subsidiaries, any ERISA Affiliate, or any officer or director, or to the knowledge of the Company, any stockholder or other service provider of the Company or any Company Subsidiary has made any promises or commitments, whether legally binding or not, to create any additional material Company Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Company Benefit Plan.

(p) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has sponsored, maintained, participated in, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program or other arrangement providing compensation or benefits to any services provider (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States.

Section 4.11 Labor and Other Employment Matters.

(a) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, civil rights, discrimination, collective bargaining, workers’ compensation, occupational safety and health, plant closings, wages and hours, immigration and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder.

(b) Neither the Company nor any Company Subsidiary is a party or subject to any labor union or collective bargaining agreement, and, to the Company’s knowledge, none of the Company’s or any Company Subsidiary’s personnel are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Company Employees. There are no pending or, to the knowledge of the Company, threatened labor disputes, strikes, lock-outs, work stoppages, requests for representation, pickets or work slow-downs against the Company or any Company Subsidiary, nor has such event or labor difficulty occurred within the past three (3) years.

(c) There are no pending or, to the knowledge of the Company, threatened material investigations, audits, complaints or proceedings against the Company or any Company Subsidiary by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing, except for any such investigations, audits, complaints or proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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Section 4.12 Material Contracts.

(a) Except for contracts (x) listed in Section 4.12 of the Company Disclosure Letter or (y) filed as exhibits to the Company SEC Filings, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii) obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $200,000 and is not cancelable within sixty (60) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business;

(iv) is an agreement that obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or Company Subsidiary is the indemnitor, other than (A) the Company Charter, the Company Bylaws, the articles or certificates of incorporation, bylaws, operating agreements (or comparable organizational or governing documents) of any Company Subsidiary, and (B) any property management agreement or similar agreement pursuant to which a Company Subsidiary provides such an indemnification;

(v) constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $250,000;

(vi) requires the Company or any Company Subsidiary to dispose of or acquire any material assets or properties (other than in connection with the expiration of a Company Lease or a ground lease affecting a Company Property), or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property;

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or similar contract or agreement relating to a hedging transaction;

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(viii) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of the Company or any Company Subsidiary;

(ix) is with a Governmental Authority, except for any Company Lease; or

(x) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties).

Each contract listed on Section 4.12 of the Company Disclosure Letter to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Company Material Contract”.

(b) Except as individually or in the aggregate has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as individually or in the aggregate has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13 Litigation. Except as individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, or as set forth in Section 4.13 of the Company Disclosure Letter, (a) there is no Action pending or, to the knowledge of the Company, threatened by or before any Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending by any Governmental Authority (other than any Action that may be commenced by a stockholder of the Company on or after the date hereof challenging the Mergers or other transactions contemplated herein), in each case, against the Company or any Company Subsidiary, and (b) neither the Company nor any Company Subsidiary, nor any of the Company’s or any Company Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

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Section 4.14 Environmental Matters.

(a) Except as individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, or as set forth in Section 4.14 of the Company Disclosure Letter:

(i) The Company and each Company Subsidiary are in compliance with all Environmental Laws.

(ii) The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any Environmental Law.

(iv) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

(v) Neither the Company nor any Company Subsidiary has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances, except for customary environmental indemnity agreements or obligations entered into for the benefit of lenders in connection with secured financings.

(vi) Neither the Company nor any Company Subsidiary has caused, and to the knowledge of the Company, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

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(vii) There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, is or may become the subject of any Action under Environmental Law.

(viii) None of the transactions contemplated by this Agreement will trigger any filing requirement or other action under any Environmental Law or any rules or regulations promulgated thereunder.

(b) This Section 4.14 contains the exclusive representations and warranties of the Company with respect to environmental matters.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by the Company.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(c) This Section 4.15 contains the exclusive representations and warranties of the Company with respect to Intellectual Property matters.

Section 4.16 Properties.

(a) Section 4.16(a) (Part I) of the Company Disclosure Letter sets forth a list of the common name of each facility and real property owned or leased (as lessee or sublessee), including ground leased, by the Company or any Company Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property, and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 4.16(a) (Part II) of the Company Disclosure Letter sets forth a list of the common name of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Company Subsidiary for purchase or which is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary after the date of this Agreement. Except as set forth in Section 4.16(a) (Part II) of the Company Disclosure Letter, there are no real properties that the Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date.

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(b) The Company or a Company Subsidiary owns good and valid fee simple title, leasehold title or estate for years title (with an option to purchase the remainder interest or enter into a ground lease), as applicable, to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, “Company Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and payable or subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (iii) any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section \t \* MERGEFORMAT 4.16(l) of the Company Disclosure Letter, or Company Leases or ground leases or air rights affecting any Company Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the Company Property or the continued use and operation of the Company Property as currently used and operated.

(c) The improvements comprising the Company Properties (i) are supplied with utilities and other services reasonably required for their continued operation as they are now being operated, (ii) are, to the knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent, and (iii) are, to the knowledge of the Company, adequate and suitable for the purposes for which they are presently being used.

(d) To the knowledge of the Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

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(e) Neither the Company nor any of the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(f) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) Except as set forth in Section 4.16(g) of the Company Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Company Property or, to the knowledge of the Company, any Company Property leased by the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any Company Property.

(h) Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, dated April 30, 2013, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent, correctly reference each lease or sublease that was in effect on April 30, 2013 and to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Company Leases”). Section 4.16(h) of the Company Disclosure Letter sets forth the current rent annualized for each Company Property including all Company Leases at each such Company Property.

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(i) True and complete in all material respects copies of (i) all ground leases affecting the interest of the Company or any Company Subsidiary in the Company Properties and (ii) all Company Leases (the “Material Company Leases”), in each case in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Parent. Except as set forth in Section 4.16(i) of the Company Disclosure Letter, (1) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is, in breach or violation of, or default under, in any such case, in any material respect, any Material Company Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, in any such case, in any material respect, any Material Company Lease by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Company Lease is in monetary default under such Material Company Lease in any material respect, (3) no tenant under a Company Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from the Company or any Company Subsidiary in excess of $100,000 in the aggregate, (4) neither the Company nor any Company Subsidiary is in receipt of any material amount of rent under any Company Lease paid more than thirty (30) days before such rent is due and payable, (5) any and all material leasing commissions or brokerage fees payable by a Company or Company Subsidiary for Company Leases have been paid in full, and (6) except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(j) Except as set forth on Section 4.16(j) of the Company Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Company Properties, and the Company and the Company Subsidiaries have not received any written notice of (and the Company and the Company Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to the Company and the Company Subsidiaries, considered as a whole.

(k) Except as set forth in Section 4.16(k) of the Company Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

(l) Except for Company Permitted Liens or as set forth in Section 4.16(l) of the Company Disclosure Letter and as set forth in contracts provided to Parent prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company’s, or the Company Subsidiary’s, ownership, ground lease or right to use a Company Property subject to a Material Company Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).

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(m) Except as set forth in Section 4.16(m) of the Company Disclosure Letter or pursuant to a Company Lease or any ground lease affecting any Company Property, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

(n) The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy, in the possession or control of the Company, has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.

(o) Section 4.16(o) of the Company Disclosure Letter lists each Company Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business. A copy of each contract or development agreement between Company or a Company Subsidiary pertaining to such development or construction have been made available to Parent.

(p) The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 4.16(p) of the Company Disclosure Letter sets forth all leased personal property of the Company or any Company Subsidiary with monthly lease obligations in excess of $25,000 and that are not terminable upon thirty (30) days’ notice.

(q) Section 4.16(q) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the number of facilities currently managed by each such party.

(r) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all construction required under any Company Lease (and any other contract or agreement related to such construction, including construction contracts and development contracts) has been completed timely and on budget (or such requirement has been waived by the tenant or other party benefiting from such covenant), or is on schedule to be completed timely and on budget, and all payments, expenses and fees required in connection therewith have been made, (ii) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any such contract or agreement related to such construction, nor has any event occurred which would result in a breach or violation of, or a default under, any such contract or agreement by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (iii) neither the Company, nor a Company Subsidiary, as landlord under the Company Leases, is required to make any payments or reimbursements to any tenant under any such Company Lease for tenant improvement work completed, to be completed, or that may be completed at any such tenant's option.

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Section 4.17 Taxes.

(a) The Company and each Company Subsidiary has timely filed (or had filed on its behalf) with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to the taxable years ending on or after December 31, 2009 have been provided or made available to representatives of Parent.

(b) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2004 through December 31, 2012, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2013 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a reasonable challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened in writing. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Company’s knowledge, threatened with regard to any material Taxes or material Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) except as set forth in Section 4.17(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; (v) neither the Company nor any Company Subsidiary is subject to a claim in writing by a Governmental Authority in a jurisdiction in which it does not file Tax Returns that it is or may be required for file Tax Returns in, or is or may be subject to Tax by, that jurisdiction; and (vi) neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

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(d) Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(e) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Since its inception, (i) the Company and the Company Subsidiaries have not incurred any liability for material Taxes under Sections 857(b), 860(c) or 4981 of the Code which have not been previously paid, (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property, (iii) neither the Company nor any Company Subsidiary (other than a Taxable REIT Subsidiary or any subsidiary of a Taxable REIT Subsidiary) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code which has resulted in a material liability for Taxes, and (iv) neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to a material amount of “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or the Company Subsidiaries.

(g) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) Except as set forth in Section 4.17(h) of the Company Disclosure Letter, there are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

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(i) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(l) Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(m) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

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(o) No written power of attorney that has been granted by the Company or any of the Company Subsidiaries (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

Section 4.18 Insurance. The Company has made available to Parent copies of all material insurance policies (including title insurance policies) and all material fidelity bonds or other material insurance service contracts in the Company’s possession providing coverage for all Company Properties (the “Company Insurance Policies”). The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Company Lease. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the insurer. Except as individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all premiums payable under all Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such policy which has not been or is not reasonably expected to be replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19 Opinions of Financial Advisors.

(a) The Company Board has received the opinion of Wells Fargo Securities, LLC, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Common Merger Consideration is fair, from a financial point of view, to the holders (other than Parent and its Affiliates) of Company Common Stock.

(b) The Company Board has received the opinion of Houlihan Lokey Financial Advisors, Inc., to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Common Merger Consideration is fair, from a financial point of view, to the holders (other than Parent and its Affiliates) of Company Common Stock.

Section 4.20 Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 4.21 Vote Required. The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Company necessary to approve the Merger and the other transactions contemplated hereby. The consent of the Company OP General Partner, as the sole general partner of the Company Operating Partnership, is the only vote of the partners of the Company Operating Partnership necessary to adopt this Agreement and approve the Partnership Merger and the other transactions contemplated hereby.

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Section 4.22 Brokers. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.23 Investment Company Act. Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.24 Affiliate Transactions. Except as set forth in Section 4.24 of the Company Disclosure Letter or in the Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2011 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.25 Mortgage Backed Securities.

(a) Except as set forth in Section 4.25(a) of the Company Disclosure Letter, the Company or a Company Subsidiary is the sole owner of each of the mortgage backed securities set forth in Section 4.25(a) of the Company Disclosure Letter (collectively, the “Company MBS”) and the related certificates and other instruments evidencing ownership of the Company MBS, free and clear of any Liens, except for Company Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 4.25(b) of the Company Disclosure Letter and as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (i) is in default in the performance of any of its obligations under any pooling and servicing agreements, trust and servicing agreements, trust agreements, servicing agreements or other similar documents providing for the creation of the Company MBS or the servicing of the mortgage loans underlying the Company MBS (collectively, the “Company Principal MBS Agreements”) or (ii) has received any written notice of any default by any master servicer of any Company MBS.

(c) Except as set forth in Section 4.25(c) of the Company Disclosure Letter, there are no material agreements (other than the Company Principal MBS Agreements) between the Company or any Company Subsidiary and the master servicer with respect to any series of Company MBS.

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Section 4.26 Mortgage Loans.

(a) Except as set forth in Section 4.26(a) of the Company Disclosure Letter, the Company or a Company Subsidiary is the sole owner of each of the mortgage loans set forth in Section 4.26(a) of the Company Disclosure Letter (collectively, the “Company Mortgage Loans”) and is the sole owner or beneficiary of or under any related notes (collectively, the “Company Mortgage Notes”), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, tax returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Company Mortgage Loans (collectively, the “Company Mortgage Files”), in each case, free and clear of any Liens, except for Company Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.26(a) of the Company Disclosure Letter, the principal amount of each of the Company Mortgage Loans fully amortizes in accordance with the initial term of the underlying lease collaterally assigned to the applicable mortgage lender as security for such Company Mortgage Loan.

(b) Except as set forth in Section 4.26(b) of the Company Disclosure Letter, (i) the lien of each Company Mortgage is subject only to “Permitted Exceptions” which consist of the following: (A) Company Permitted Liens; (B) Liens affecting title acceptable to prudent mortgage lending institutions generally; (C) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in the Company Mortgage Files that have been made available to Parent; and (D) other matters which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) each of the Company Mortgage Loans has generally been serviced in accordance with the terms of the related mortgage note and pooling and servicing agreements and otherwise in accordance with industry accepted servicing practices, except for events that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) there is no delinquency in the payments of principal and interest required to be made under the terms of any Company Mortgage Loan in excess of 30 days beyond the applicable due date that has occurred or in any other payments required to be made under the terms of any Company Mortgage Loan (inclusive of any applicable grace or cure period) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as set forth in Section 4.26(c) of the Company Disclosure Letter or in the applicable Company Mortgage File (copies of which have been made available to Parent), the Company has no knowledge of (i) any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim or right to rescission with respect to any Company Mortgage Loan, Company Mortgage Note or other related agreements, (ii) any uncured monetary default in excess of 30 days or event of acceleration existing under any Company Mortgage or the related Company Mortgage Note or (iii) any uncured non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any Company Mortgage or the related Company Mortgage Note, except, in each case, for notices, violations, breaches, defaults or events of acceleration that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.27 No Other Representations or Warranties. Except for the representations and warranties contained in Article V, the each of the Company Parties acknowledges that neither Parent, the Parent Operating Partnership nor any other Person on behalf of Parent or the Parent Operating Partnership has made, and the Company Parties have not relied upon, any representation or warranty, whether express or implied, with respect to Parent, the Parent Operating Partnership or any of the other Parent Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company Parties by or on behalf of the Parent Parties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE PARENT PARTIES

The Parent Parties hereby jointly and severally represent and warrant to the Company Parties that:

Section 5.1 Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) The Parent Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Parent Operating Partnership is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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Section 5.2 Authority.

(a) Each of the Parent Parties has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Parent Parties and the consummation by each of the Parent Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of the Parent Parties, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, (i) with respect to the Merger, to the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the filing of the Certificate of Merger with the Delaware Secretary, and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with the Delaware Secretary.

(b) This Agreement has been duly executed and delivered by each of the Parent Parties and, assuming due authorization, execution and delivery by each of the Company Parties, constitutes a legally valid and binding obligation of each of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Parent Parties does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of the Parent Parties will not, (i) conflict with or violate any provision of (A) Parent’s charter or bylaws, (B) Merger Sub’s certificate of formation or limited liability company agreement or the certificate of limited partnership of the Parent Operating Partnership or the Parent Partnership Agreement, or (C) any equivalent organizational or governing documents of any other Parent Subsidiary, or (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to a Parent Party or any other Parent Subsidiary or by which any property or asset of a Parent Party or any other Parent Subsidiary is bound, except, as to clauses (i)(C) and (ii), respectively, for any such conflicts or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(b) The execution and delivery of this Agreement by each of the Parent Parties does not, and the performance of this Agreement by each of the Parent Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of NASDAQ, (iii) the filing of the Articles of Merger with the SDAT and the acceptance for record by the SDAT of the Articles of Merger pursuant to the MGCL, (iv) the filing of the Certificate of Merger with the Delaware Secretary, (v) the filing of the Partnership Certificate of Merger with the Delaware Secretary, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) such filings as may be required in connection with state and local transfer Taxes, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Disclosure Documents. None of the information supplied or to be supplied in writing by or on behalf of Parent, Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 5.5 Litigation. There is no Action pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor is there any Order imposed upon the Parent Parties or any other Parent Subsidiary, whether temporary, preliminary or permanent, which would reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.6 Vote Required. The consent of Parent, as the sole general partner of the Parent Operating Partnership, is the only vote of the partners of the Parent Operating Partnership necessary to adopt this Agreement and approve the Partnership Merger and the other transactions contemplated hereby.

Section 5.7 Brokers. No broker, finder or investment banker (other than RCS Capital, a division of Realty Capital Securities, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent, Merger Sub or any other Parent Subsidiary.

Section 5.8 Sufficient Funds. Parent has available or will as of the Effective Time have available (and Parent will provide Merger Sub at the Effective Time) sufficient cash or lines of credit available to pay the aggregate Merger Consideration (and, to the extent consummated, fund the Convertible Notes Redemption, the Trust Preferred Securities Redemption and the prepayments under the Loan Agreements), and pay all such other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and any related fees and expenses.

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Section 5.9 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the interests of Merger Sub are owned, directly or indirectly, by Parent.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.10 Ownership of Company Common Stock. None of Parent, Merger Sub or any other Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL.

Section 5.11 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of the Parent Parties acknowledges that neither the Company Parties nor any other Person on behalf of the Company Parties has made, and the Parent Parties have not relied upon, any representation or warranty, whether express or implied, with respect to the Company Parties or any of the other Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Parent Parties by or on behalf of the Company Parties.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Parties.

(a) Each Company Party covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(c) of the Company Disclosure Letter, each of the Company Parties shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) subject to the limitations in this Agreement, use its commercially reasonable efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s or the Company Subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees, maintain all Company Insurance Policies and maintain the status of the Company as a REIT.

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(b) The Company shall use its commercially reasonable efforts to obtain the opinion of counsel referred to in Section 7.2(e).

(c) Without limiting the covenants set forth in Section 6.1(a), each Company Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Parent (which consent (1) in the case of each sub-clause of this Section 6.1(c) other than sub-clause (viii), shall not be unreasonably withheld, delayed or conditioned, and (2) in the case of sub-clause (viii), may be withheld in Parent’s sole and absolute discretion for any reason or no reason), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or 6.1(c) of the Company Disclosure Letter, the Company Parties shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i) amend or propose to amend the Company Charter or Company Bylaws (or such equivalent organizational or governing documents of any Company Subsidiary, including the certificate of limited partnership of the Company Operating Partnership, the Company Partnership Agreement or the certificate of formation or limited liability company operating agreement of the Company OP General Partner) or waive the stock ownership limit under the Company Charter;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Company or any Company Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular quarterly cash dividends, for full quarterly periods in accordance with past practice and for any interim period through the Closing Date, at an annual rate not to exceed $0.31 per share of Company Common Stock, (B) the declaration and payment by the Company of regular quarterly cash dividends, for full quarterly periods in accordance with past practice and for any interim period through the Closing Date, on each series of the Company Preferred Stock in accordance with their respective terms, (C) the declaration and payment by the Operating Partnership of regular quarterly cash distributions, for full quarterly periods in accordance with past practice and for any interim period through the Closing Date, on each series of Partnership Units, (D) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, and (E) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(c)(iii), the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level tax or excise Tax under the Code;

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(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its stock or other equity interests of the Company or a Company Subsidiary, other than the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Stock Plans, including the vesting of Company Restricted Stock in accordance with Section 3.3(a) of this Agreement and the settlement of Company Performance Shares in accordance with Section 3.3(b) of this Agreement, or the acquisition of shares of stock in accordance with Article VII of the Company Charter in order for the Company to maintain its status as a REIT under the Code;

(v) except for transactions among the Company and one or more Company Subsidiaries or among one or more Company Subsidiaries, or as otherwise contemplated in Section 6.1(c)(vi), issue, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock (including any Partnership Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company Subsidiaries’ stock or other equity interests; provided, however, that the Company may issue shares of Company Common Stock (A) upon the vesting of any Company Restricted Stock or the settlement of any Company Performance Share outstanding as of the date of this Agreement or as may be granted after the date of this Agreement under Section 6.1(c)(vi), (B) pursuant to the Company Benefit Plans to the extent required under the terms of such Company Benefit Plans as in effect as of the date of this Agreement and (C) upon conversion of any of the Convertible Notes or any shares of Company Preferred Stock pursuant to the terms thereof;

(vi) grant, confer, award, or modify the terms of any Company Restricted Stock, Company Performance Share, convertible securities, or other rights to acquire, or denominated in, any of the Company’s or any of the Company Subsidiaries’ capital stock or other equity securities;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $50,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any Company Subsidiary of or from an existing Company Subsidiary, or (B) the Pending Acquisitions in accordance with Section 6.16;

(viii) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) pursuant to an obligation arising under any agreement referenced in Section 4.16(l) of the Company Disclosure Letter, and (B) pledges and encumbrances on property or assets in the ordinary course of business consistent with past practice that would not be material to any Company Property or any assets of the Company or any Company Subsidiary;

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(ix) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a Company Subsidiary);

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a Company Subsidiary to the Company or a Company Subsidiary, (B) loans or advances required to be made under any of the Company Leases or ground leases affecting the Company Properties and (C) advancements of legal and similar costs, fees and expenses pursuant to any indemnification obligations of the Company or any Company Subsidiary in effect as of the date of this Agreement to the extent contained in any document or agreement described in sub-clause (A) or (B) of Section 4.12(a)(iv);

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date hereof, would be a Company Material Contract), other than any termination or renewal in accordance with the terms of any existing Company Material Contract that occur automatically without any action by the Company or any Company Subsidiary;

(xii) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any Company Lease (or any lease for Real Property that, if existing as of the date hereof, would be a Company Lease) or any other lease with respect to property or assets, except with respect to entry into any new lease or renewal of any existing Company Lease or other lease with respect to property or assets where the aggregate annual payments under any such new lease or existing Company Lease or other lease are less than $100,000;

(xiii) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(xiv) settle or compromise (A) any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of the Company Subsidiaries, including relating to Taxes, and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Stock or Company Preferred Stock other than in accordance with Section 6.7;

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(xv) (A) hire or terminate any officer or director of the Company or any Company Subsidiary or promote or appoint any Person to a position of officer or director of the Company or any Company Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of its directors, officers or employees, except as may be required under any existing Company Benefit Plans, (C) pay or agree to pay any pension, retirement allowance or other compensation or benefit not contemplated by any Company Benefit Plan to any director, officer, employee or consultant of the Company or any Company Subsidiary, whether past or present, (D) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or Company Benefit Plan or other compensation or employee benefits arrangement, (E) accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan, (F) grant any awards under any Company Stock Plan, bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan, or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;

(xvi) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2013, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(xvii) enter into any new line of business;

(xviii) fail to duly and timely file all material reports and other material documents required to be filed with the NYSE or any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xix) enter into, amend or modify any Company Tax Protection Agreement, or take any action that would violate any Company Tax Protection Agreement or otherwise give rise to any material liability of the Company or any Company Subsidiary with respect thereto, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except in each case (A) if required by Law or (B) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

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(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a Company Subsidiary in connection with any acquisitions permitted pursuant to Section 6.1(c)(vii) in a manner that would not reasonably be expected to be adverse to the Company or to prevent or impair the ability of the Company Parties to consummate the Mergers;

(xxii) initiate or consent to any zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Company Property, other than in connection with any eminent domain or condemnation proceedings regarding which the Company has provided prompt notice to Parent;

(xxiii) form any new funds or joint ventures;

(xxiv) except for the expansion of a Company Property pursuant to expansion rights requested by the applicable tenant pursuant to the terms of the applicable Company Lease after prior notice to Parent, make or commit to make any capital expenditures in excess of $250,000 individually or $2,000,000 in the aggregate in the ordinary course of business;

(xxv) amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with either of the Company Financial Advisors in a manner adverse to the Company, any Company Subsidiary or Parent or engage other financial advisors in connection with the transactions contemplated by this Agreement; or

(xxvi) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

provided that none of the foregoing provisions of this Section 6.1 shall in any way restrict the ability of the Company or any of the Company Subsidiaries to consummate the Pending Acquisitions in compliance with Section 6.16.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

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Section 6.2 Payoff Letters. The Company shall use its commercially reasonable efforts to deliver to Parent customary payoff letters with respect to each of the Loan Agreements, executed by the applicable administrative agent thereunder, in form and substance reasonably satisfactory to Parent, no later than three (3) Business Days prior to the Closing Date (or such later date as Parent may agree in writing, but in any event, on or prior to the Closing Date), setting forth all amounts (including the outstanding principal, accrued and unpaid interest and all prepayment, defeasance or other fees and penalties) required to be paid by the Company or any Company Subsidiary under the applicable Loan Agreement to cause the termination of such Loan Agreement on the Closing Date (collectively, the “Funded Debt Payoff Amount”). Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated, by virtue of this Agreement, to make any prepayments with respect to the amounts outstanding under the Loan Agreements (i) prior to the Closing Date and (ii) unless Parent or Merger Sub provides funds to the Company in an amount sufficient to, or places in escrow or otherwise pays on behalf of the Company, the Funded Debt Payoff Amount. It is expressly agreed that such prepayments with respect to the Loan Agreements are not conditions precedent to the completion of the Mergers and other transactions contemplated by this Agreement.

Section 6.3 Preparation of Proxy Statement; Company Stockholder Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form. Parent shall furnish all information concerning itself, its Affiliates and the holders of its stock to the Company and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Proxy Statement shall include all information reasonably requested by such other party to be included therein. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence between the Company and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall cooperate and provide Parent a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response).

(b) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company. Nothing in this Section 6.3(b) shall limit the obligations of any party under Section 6.3(a). For purposes of Section 4.8, Section 5.4 and this Section 6.3, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates (including Merger Sub) will be deemed to have been provided by Parent.

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(c) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting; provided, however, that the Company shall not be required to hold the Company Stockholder Meeting prior to the No Shop Period Start Date. The Company shall cause the definitive Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting as soon as practicable after the No Shop Period Start Date, it being understood and agreed that during the period between the date that the Proxy Statement is filed in preliminary form with the SEC and the No Shop Period Start Date, the Company shall use its commercially reasonable efforts to finalize the Proxy Statement for the purpose of having the Proxy Statement in substantially final form by the No Shop Period Start Date. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its commercially reasonable efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.5. Notwithstanding the foregoing provisions of this Section 6.3(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 8.1, its obligations to hold the Company Stockholder Meeting pursuant to this Section 6.3(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or by any Adverse Recommendation Change.

Section 6.4 Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of the Company Parties shall, and shall cause each of the Company Subsidiaries to, afford to the Parent Parties, Parent’s financing sources and their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company Parties shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to the Parent Parties (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel the Parent Parties may reasonably request.

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(b) Prior to the Closing, with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Parent Parties, at their own expense, shall have the right to such reasonable access during normal business hours in order to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examinations or studies with respect to each Company Property that the Parent Parties deem to be reasonably necessary (collectively, “Tests”), so long as such Tests do not damage any property or any portion thereof in any material respect. The Parent Parties shall be required to conduct such Tests in a manner so as not to significantly disturb or interfere with the current use of the Company Properties, and upon completion of such Tests, the Parent Parties agree at their sole expense to restore the Company Properties in all material respects to their respective conditions immediately prior to such Tests. The Parent Parties shall indemnify, defend (with counsel reasonably satisfactory to the Company Parties), protect and hold the Company Parties and all Company Subsidiaries harmless from and against any and all liability, loss, cost, damage or expense (including reasonable attorneys fees and costs), that the Company Parties or any Company Subsidiaries sustain or incur by reason of or in connection with any Tests conducted by the Parent Parties or their Representatives relating to or in connection with the Company Properties, or entry by the Parent Parties or their Representatives onto the Company Properties, solely to the extent that such Tests or entries were the proximate cause of any such losses, costs, damages or expense.

(c) Notwithstanding the foregoing, the Company Parties shall not be required by this Section 6.4 to provide the Parent Parties, Parent’s financing sources or their respective Representatives with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the Company Parties shall use their commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or fiduciary duty (provided, however, that the Company Parties shall use their commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the Company Parties shall use their commercially reasonable efforts to allow for such access or disclosure to the extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

(d) The Parent Parties shall use their commercially reasonable efforts to minimize any disruption to the business of the Company Parties or any Company Subsidiaries that may result from any requests for access, data or information hereunder. Prior to the Effective Time, without prior notice to and reasonable consultation with the Company, each of the Parent Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with the employees of the Company Parties or any Company Subsidiary (other than those employees set forth on Section 6.4(d) of the Company Disclosure Letter) or tenants, lenders or other parties with which the Company Parties or any Company Subsidiary has a business relationship regarding the business of the Company Parties and the Company Subsidiaries or this Agreement and the transactions contemplated hereby.

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(e) Each of the parties hereto will hold, and will cause its Representatives, financing sources and Affiliates to hold, any nonpublic information of the other in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(f) The Company Parties agree to give prompt written notice to the Parent Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.5 Company Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 6.5(e), during the period (the “Go Shop Period”) beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on July 7, 2013 (the “No Shop Period Start Date”), the Company and its Representatives shall have the right to, directly or indirectly: (i) initiate, solicit, induce, cause, encourage and facilitate any Company Acquisition Proposals, including by way of providing access to the properties, offices, assets, books, records and personnel of the Company and the Company Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that any non-public information concerning the Company or the Company Subsidiaries that is provided to any Third Party (or such Third Party’s Representatives) in connection with a Company Acquisition Proposal shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent prior to or substantially concurrently with providing it to such Third Party; and (ii) engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal or inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Company Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any Company Acquisition Proposal. No later than one (1) Business Day after the No Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Person that submitted a Company Acquisition Proposal prior to the No Shop Period Start Date (each, a “Go Shop Bidder”) and provide to Parent (x) a copy of any Company Acquisition Proposal made in writing and any other written material terms or proposals provided (including, to the extent not included therein, a copy of the acquisition agreement and any related transaction documents and financing commitments, if any) to the Company or any Company Subsidiary and (y) a written summary of the material terms of any Company Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

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(b) Except as expressly permitted by this Section 6.5, from and after the No Shop Period Start Date until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 8.1, neither the Company nor any of the Company Subsidiaries nor any of their respective officers, directors or employees shall, and the Company shall instruct its and the Company Subsidiaries’ Representatives not to, directly or indirectly through another Person, (i) whether publicly or otherwise, solicit, initiate, induce, cause, encourage or facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, including from any Go Shop Bidder (an “Inquiry”), (ii) enter into, continue, conduct, engage, maintain or otherwise participate in any discussions or negotiations regarding, or furnish to any Third Party (including any Go Shop Bidder) any non-public information in connection with, or otherwise cooperate in any way with, or facilitate in any way any effort by, any Third Party (including any Go Shop Bidder) in connection with any Company Acquisition Proposal or Inquiry, (iii) approve, endorse or recommend a Company Acquisition Proposal (including any Company Acquisition Proposal submitted by a Go Shop Bidder prior to the No Shop Period Start Date), or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5) providing for or relating to a Company Acquisition Proposal with any Third Party (including any Go Shop Bidder) (an “Alternative Acquisition Agreement”), (iv) take any action to make the provisions of any Takeover Statute or any restrictive provision of any applicable anti-takeover provision in the Company Charter or Company Bylaws inapplicable to any transactions contemplated by a Company Acquisition Proposal or (v) resolve, agree, approve, recommend or publicly propose or agree to do any of the foregoing. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Company or any of its Representatives from (A) (1) informing any Third Party of the provisions set forth in this Section 6.5 or (2) contacting the Person (or the Representatives of such Person) that made any Company Acquisition Proposals solely for the purpose of seeking clarification of solely those terms or conditions of such Company Acquisition Proposal that require clarification so as to determine whether such Company Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal; and (B) to the extent the Relevant Period extends beyond the No Shop Period Start Date with respect to any Qualified Go Shop Proposal, continuing to engage during such portion of the Relevant Period in the activities described in Section 6.5(a) with respect to the Go Shop Bidder that submitted such Qualified Go Shop Proposal (and the restrictions set forth in this Section 6.5(b) and Sections 6.5(d) and 6.5(g) will not apply until the earlier of the expiration of the Relevant Period and the withdrawal of such Qualified Go Shop Proposal).

(c) Notwithstanding anything to the contrary in this Section 6.5, at any time following the No Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Company Acquisition Proposal by a Third Party (whether or not a Go Shop Bidder) made after the date of this Agreement (that did not result from a breach of this Section 6.5) (i) provide access to the properties, offices, assets, books, records and personnel of the Company and the Company Subsidiaries and furnish non-public information to such Third Party (and such Third Party’s Representatives) making the Company Acquisition Proposal (provided, however, that (A) prior to so furnishing such non-public information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement and (B) any non-public information concerning the Company or the Company Subsidiaries that is provided to such Third Party shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent prior to or substantially concurrently with providing it to such Third Party), and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Company Acquisition Proposal if, in the case of each of clauses (i) and (ii): (x) the Company Board (or any committee thereof) determines in good faith, after consultation with outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, and (y) the Company Board (or any committee thereof) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law.

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(d) In addition to the other obligations of the Company set forth in this Section 6.5, after the No Shop Period Start Date, the Company shall notify Parent promptly (but in no event later than 24 hours) after (i) receipt after the No Shop Period Start Date of any Company Acquisition Proposal or any request for access to the properties, offices, assets, books, records and personnel of the Company or any Company Subsidiary or any nonpublic information relating to the Company or any Company Subsidiary by any Third Party in connection with a Company Acquisition Proposal or any Inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Company Acquisition Proposal (such notice shall indicate the identity of the Third Party making the Company Acquisition Proposal, request or Inquiry and the material terms and conditions of such Company Acquisition Proposal, request or Inquiry, including a copy thereof if in writing and any related material documentation or material correspondence), and (ii) it enters into any discussions or negotiations concerning any Company Acquisition Proposal, provides access to the properties, offices, assets, books, records and personnel of the Company or any Company Subsidiary or furnishes any nonpublic information to any Third Party pursuant to Section 6.5(c), and, in each case, the Company shall keep Parent reasonably informed of the status and material terms of any such Company Acquisition Proposals, Inquiries, requests, discussions or negotiations on a reasonably current basis (including any change to the financial terms or other material terms and conditions thereof and the terms of any and all material agreements in connection therewith (including any financing arrangements)), including by providing a copy of all material documentation or material correspondence relating thereto.

(e) Except as permitted by this Section 6.5(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify (or publicly propose to withhold, withdraw, modify or qualify), in a manner adverse to any Parent Party, the Company Recommendation or the Company OP General Partner’s approval of the Partnership Merger, (ii) approve, adopt, endorse or recommend (or publicly propose to approve, adopt, endorse or recommend) any Company Acquisition Proposal, (iii) fail to include the Company Recommendation or the Company OP General Partner’s approval of the Partnership Merger in the Proxy Statement or any Schedule 14D-9, as applicable, (iv) fail to publicly recommend against any Company Acquisition Proposal that is publicly announced or disclosed within ten (10) Business Days of the request of Parent and/or reaffirm the Company Recommendation within ten (10) Business Days of the request of Parent (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.5(e), an “Adverse Recommendation Change”), or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause the Company to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board (or any committee thereof) shall be permitted to effect an Adverse Recommendation Change and cause the Company to terminate this Agreement pursuant to Section 8.1(c)(ii) if the Company Board (or any committee thereof) (x) has received a bona fide Company Acquisition Proposal (whether or not a Qualified Go Shop Proposal or from a Go Shop Bidder) that, in the good faith determination of the Company Board (or any committee thereof), after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, and such Company Acquisition Proposal is not withdrawn, and (y) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law; provided, however, that neither the Company Board nor any committee thereof shall be entitled to effect an Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to this Section 6.5(e) unless:

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(i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action, specifying in reasonable detail the reasons therefor and describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal and the terms of any and all agreements in connection therewith, including any financing arrangements, that is the basis of such action (it being understood that such material terms shall include the identity of the Third Party);

(ii) during the four (4) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal;

(iii) following the close of business on the last day of the four (4) Business Day period, the Company Board (or any committee thereof) shall have determined in good faith (x) after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and (y) after consultation with outside legal counsel, that failure to effect an Adverse Recommendation Change would be inconsistent with the directors’ duties under applicable Law; and

(iv) in connection with such Adverse Recommendation Change, the Company promptly thereafter terminates this Agreement pursuant to Section 8.1(c)(ii), concurrently pays the Termination Payment pursuant to Section 8.3(a)(ii) and then promptly enters into an Alternative Acquisition Agreement with respect to such Superior Proposal.

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If, following such four (4) Business Day period, the Company Board (or applicable committee) determines not to effect an Adverse Recommendation Change because the Company Acquisition Proposal ceased to constitute a Superior Proposal and thereafter any amendment to the financial terms or any other material amendment of such Company Acquisition Proposal that previously constituted a Superior Proposal occurs, such amendment shall require a new Notice of Superior Proposal, and the Company shall be required to comply again with the requirements of this Section 6.5(e), provided that references to the four (4) Business Day period above shall then be deemed to be references to a two (2) Business Day period. Notwithstanding the foregoing, the Company shall be obligated to negotiate with Parent and Merger Sub for such two (2) Business Day period pursuant to the foregoing sentence on only one occasion if, but only if, the Company Acquisition Proposal relates to a Qualified Go Shop Proposal before (y) the Company Board (or any committee thereof) can effect an Adverse Recommendation Change or (z) the Company can terminate this Agreement pursuant to Section 8.1(c)(ii), in each case, with respect to such Company Acquisition Proposal.

(f) Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit the Company or the Company Board (or any committee thereof), directly or indirectly through its Representatives, from disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders if the Company Board (or any committee thereof) has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, an express rejection of any applicable Company Acquisition Proposal or an express reaffirmation of the Company Recommendation to the Company’s stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change; and provided further that the taking of any such position or making of any such disclosure contemplated by this Section 6.5(f) shall not affect the Company’s obligations under this Section 6.5.

(g) At the No Shop Period Start Date, the Company and the Company Subsidiaries and their respective officers, directors and employees shall, and the Company shall instruct its and the Company Subsidiaries’ Representatives to, immediately cease and cause to be terminated any existing discussions, negotiations or communications with any Third Party conducted prior to the No Shop Period Start Date with respect to any Company Acquisition Proposal and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. From and after the No Shop Period Start Date, the Company and the Company Subsidiaries and their respective officers, directors and employees shall use their commercially reasonable efforts to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary.

(h) From and after the No Shop Period Start Date until the earlier of (i) the Effective Time and (ii) the date on which this Agreement is terminated pursuant to Section 8.1, the Company shall not amend or grant any waiver or release under, or fail to enforce, any standstill or similar contract with respect to any class of equity securities of the Company or any of the Company Subsidiaries unless the Company Board (or any committee thereof) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law.

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(i) The Company shall not submit to the vote of its stockholders any Company Acquisition Proposal prior to the termination of this Agreement.

(j) For purposes of this Agreement:

(i) “Company Acquisition Proposal” shall mean any proposal or offer for (or expression by a Third Party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of the Company Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of the Company or any Company Subsidiary representing fifteen percent (15%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole as determined on a book value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifteen percent (15%) or more of the voting power of the Company, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of fifteen percent (15%) or more of the outstanding shares of any class of voting securities of the Company, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of fifteen percent (15%) or more of the outstanding shares of any class of voting securities of the Company; provided, however, that the term “Company Acquisition Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement.

(ii) “Superior Proposal” shall mean a bona fide written Company Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Company Acquisition Proposal” to “fifteen percent (15%)” shall be replaced by “more than fifty percent (50%)”) made by a Third Party after the date hereof that did not result from a breach of Section 6.5(b) on terms that the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of this Agreement proposed by Parent and Merger Sub in response to such proposal or otherwise, to be (A) more favorable to the holders of the Company Common Stock (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement and (B) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

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Section 6.6 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company Parties and each of the Parent Parties shall, and shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers, so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. In addition, during the Interim Period, the Company Parties shall furnish such information and provide such assistance to, and otherwise cooperate with, the Parent Parties, in each case, as the Parent Parties may reasonably request, in connection with any actions contemplated to be taken by the Parent Parties from and after the Effective Time with respect to all or any portion of the assets of the Company Parties or any of the Company Subsidiaries, provided that any requirement, condition, limitation, understanding, agreement or order that any of the Company Parties or Company Subsidiaries enters into or undertakes at the request of the Parent Parties shall not bind the Company Parties or any other Company Subsidiaries unless and until the Effective Time occurs.

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(b) In connection with and without limiting the foregoing, each of the Parent Parties and the Company Parties shall give (or shall cause the Parent Subsidiaries or the Company Subsidiaries, respectively, to give) any notices to Third Parties, and each of the Parent Parties and the Company Parties shall use, and cause each of their respective Affiliates to use, its commercially reasonable efforts to obtain any Third Party consents not covered by Section 6.6(a) that are proper or advisable to consummate the Mergers. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority, with respect to this Agreement. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties hereto shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, no such approval or consent from any Third Party with respect to this Agreement or the transactions contemplated herein shall be a condition to the obligations of the Parent Parties to consummate the Mergers.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval, waiver or consent from any Person (other than any Governmental Authority) with respect to the Mergers or other transactions contemplated herein, none of the Company Parties, the Parent Parties, any of the Company Subsidiaries, any of the Parent Subsidiaries or any of the their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval, waiver or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person; provided, however, that Parent shall be obligated to pay or commit to pay all fees and costs (including all redemption, prepayment, defeasance and similar fees or penalties) contemplated by any contract, agreement or other instrument to which any Company Party or any Company Subsidiary is party or by which any Company Party or any Company Subsidiary is bound to the extent necessary to consummate the Mergers and other transactions contemplated by this Agreement, including all prepayment, defeasance or other fees and penalties contemplated by (i) the prepayment of all amounts outstanding under the Loan Agreements and the pay-off letters to be delivered pursuant to Section 6.2 and (ii) the Convertible Notes Redemption and the Trust Preferred Securities Redemption pursuant to Section 6.19. Subject to the other provisions of this Section 6.6, the parties shall cooperate in good faith with respect to accommodations that may be reasonably requested or appropriate to obtain such consents.

(d) Notwithstanding anything in this Section 6.6 to the contrary, no approval, waiver or consent from, nor any notice to, any Third Party (other than a Governmental Authority that is required by Law) with respect to this Agreement, the Mergers or the other transactions contemplated herein shall be a condition to the obligations of the Parent Parties to consummate the Mergers.

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Section 6.7 Notification of Certain Matters; Transaction Litigation.

(a) The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided, further, that the failure to provide such prompt notice under this Section 6.7(b) pursuant to clause (i) above shall not constitute a breach of a covenant for purposes of Section 7.2(b).

(c) The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which relate to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company Parties shall give the Parent Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Parent Parties shall give the Company Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Parent Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.8 Public Announcements. The parties hereto shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public statement or filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto, provided that such party shall use its commercially reasonable efforts to consult with the other party before issuing any such press release or making any such public statement with respect to this Agreement or any of the transactions contemplated hereby; provided, further, that such consultation and consent shall not be required with respect to any release, communication or announcement specifically permitted by Section 6.5.

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Section 6.9 Directors’ and Officers’ Indemnification and Insurance.

(a) To the fullest extent permitted by law, from and after the Effective Time, the Surviving Entity shall provide exculpation, indemnification and advancement of expenses for each Indemnitee, which is at least as favorable in scope and amount to such Indemnitee as the exculpation, indemnification and advancement of expenses provided to such Indemnitee by the Company and the Company Subsidiaries, as applicable, immediately prior to the Effective Time in the Company Charter and the Company Bylaws or the applicable Company Subsidiary’s respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents), as in effect on the date of this Agreement; provided that such exculpation, indemnification and advancement of expenses shall cover actions and omissions occurring at or prior to the Effective Time, including all transactions contemplated by this Agreement.

(b) Without limiting the provisions of Section 6.9(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Entity shall, to the fullest extent permitted by law (and Parent shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, whether civil, criminal, administrative or investigative, to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, partner, manager, member, trustee, employee or agent of the Company, any of the Company Subsidiaries or of any other corporation, partnership, limited partnership, limited liability company, trust, association, employee benefit plan or other enterprise for whom such person served in such capacity at the request of the Company or any Company Subsidiary, or (y) this Agreement or any of the transactions contemplated hereby, including the Mergers; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification or advancement of expenses) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto with respect to which such Indemnitee is not entitled to be indemnified.

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(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the coverage afforded by the Company’s existing directors’ and officers’ liability insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies and with limits of liability that are no lower than the limits on the Company’s existing policies as long as the annual premium in the aggregate does not exceed 175% of the annual aggregate premium(s) under the Company’s existing policies. If the Company or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable in the aggregate than the existing policy of the Company (which may be provided under Parent’s directors’ and officers’ liability insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 6.9 applies are intended to be third-party beneficiaries of this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

(e) The rights of each Indemnitee under this Section 6.9 shall be in addition to any rights such Person or any employee of the Company or any Company Subsidiary may have under the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Company Subsidiaries, or the Surviving Entity or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee or any employee with the Company or any of the Company Subsidiaries listed in Section 4.12 of the Company Disclosure Letter. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

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(f) Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.9 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.9. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 6.9.

Section 6.10 Termination of Certain Obligations. Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take all actions necessary to terminate all Company Benefit Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Company 401(k) Plans”), in each case effective immediately prior to the Closing. If a Company 401(k) Plan is terminated, the Company shall provide Parent with evidence of such termination pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Closing Date. In the event of any such termination, Parent shall cause each Company Employee who is eligible to participate in the Company 401(k) Plans and following the Closing continues as an employee of the Surviving Entity or becomes an employee of Parent’s advisor, AR Capital, LLC ( “Advisor”) (collectively, the “Continuing Employees”) to be eligible to participate as of the date immediately following the Closing Date in a plan of the Parent or one of its Affiliates or of Advisor, as applicable, intended to qualify under Section 401(a) of the Code that includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (a “Continuing 401(k) Plan”) and the Continuing Employees’ service with the Company and any predecessor shall be recognized for eligibility and vesting purposes under the applicable Continuing 401(k) Plan to the same extent as recognized under the Company 401(k) Plans solely to the extent such recognition of service for eligibility or vesting does not have a negative impact on the applicable Continuing 401(k) Plan’s tax qualified status. Further, in the event of any such termination, Parent shall use commercially reasonable efforts to cause the applicable Continuing 401(k) Plan to accept direct rollovers from a Company 401(k) Plan with respect to accounts of the applicable Continuing Employees, which rollover may consist of cash, a promissory note (as described below) or any combination thereof from such Company 401(k) Plan. The Company shall ensure that the Company 401(k) Plans do not permit any new loans on or after the termination date and do not place any then existing loans of any Continuing Employees under the Company 401(k) Plans in default solely by reason of the termination of such plan so long as such participant continues to repay the loan and transfers such participant’s account balance under such terminated Company 401(k) Plan, together with the promissory note evidencing the plan loan and the applicable loan documentation, to the applicable Continuing 401(k) Plan through a direct rollover in accordance with procedures established by the applicable Continuing 401(k) Plan.

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Section 6.11 Dividends. In the event that a distribution with respect to the shares of Company Common Stock or Company Preferred Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock or Company Preferred Stock, as applicable, shall be entitled to receive such distribution from the Company immediately prior to the time such shares are exchanged pursuant to Article III of this Agreement.

Section 6.12 Merger Sub; Operating Partnerships; Company OP General Partner. Parent shall take all actions necessary to (a) cause the other Parent Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement. The Company shall take all actions necessary to cause the Company Operating Partnership and the Company OP General Partner to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 6.13 Section 16 Matters. The Company shall take all such steps as may be necessary or appropriate to ensure that any dispositions of Company Common Stock and Company Preferred Stock (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of the Merger.

Section 6.15 Derivatives. Following the date hereof, the Company and Parent shall cooperate in good faith to determine what actions, if any, should be taken to terminate prior to the Closing any Indebtedness of the Company or any Company Subsidiary with respect to any derivative instrument or transaction, including any cap, option, swap, collar, forward or hedge.

Section 6.16 Pending Acquisitions. The Company shall use its commercially reasonable efforts to consummate each of the pending acquisitions listed on Section 4.16(a) (Part II) of the Company Disclosure Letter (collectively, the “Pending Acquisitions”), in each case, subject to the terms described on Section 4.16(a) (Part II) of the Company Disclosure Letter with respect to each such Pending Acquisition; provided, however, that (i) prior to entering into any binding agreement with respect to any Pending Acquisition, such action shall be presented to the Parent Board for approval, and the Company shall not enter into any such binding agreement unless such agreement is approved by the Parent Board (which approval shall not be unreasonably withheld, delayed or conditioned, and in any event the Parent Board shall make its determination with respect to such approval within five (5) days following the Company’s request), and (ii) the Company’s obligations under this Section 6.16 shall not require the Company to consummate any Pending Acquisition if the Company determines that doing so would not be in the best interests of the Company.

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Section 6.17 Joint Venture. The Company Parties shall cause CLF Cheyenne Tulsa Member, LLC, to comply with its obligation to acquire One Place, LLC’s interest in CLF Cheyenne Tulsa, LLC under the Limited Liability Company Operating Agreement of CLF Cheyenne Tulsa, LLC, dated as of July 29, 2011, by and between CLF Cheyenne Tulsa Member, LLC, as investor member, and One Place, LLC, as developer member, as amended, modified or supplemented through the date hereof, subject to the terms thereof.

Section 6.18 Company Preferred Stock. The Company shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on any notices, publications or other communications to holders of the Company Preferred Stock prior to their delivery or publication, and the Company shall give reasonable and good faith consideration to any comments made by Parent and Merger Sub and provide Parent with copies of any such notices, publications or other communications.

Section 6.19 Convertible Notes; Trust Preferred Securities.

(a) Subject to Parent’s obligations pursuant to Section 6.19(d), the Company shall use its commercially reasonable efforts to (i) redeem all of the Convertible Notes at or prior to the Effective Time (the “Convertible Notes Redemption”) in accordance with, and pursuant to the terms of, the Indenture, (ii) timely deliver all notices required to be delivered, and timely take all actions required to be taken, by the Indenture in connection with the Convertible Notes Redemption and as otherwise may be required in respect of the Mergers and the other transactions contemplated hereby, and (iii) concurrently with the consummation of the Convertible Notes Redemption, take all actions required to be taken by the Indenture to cause the Indenture to terminate and be of no further force and effect. Such efforts shall include the coordination of discussions among the Company, Parent and the trustee under the Indenture regarding the mechanics of the Convertible Notes Redemption. The Company shall not cause or permit a Default (as such term is defined in the Indenture) or Event of Default (as such term is defined in the Indenture) to occur prior to the Effective Time.

(b) Subject to Parent’s obligations pursuant to Section 6.19(d), the Company shall use its commercially reasonable efforts to (i) redeem all of the Trust Preferred Securities at or prior to the Effective Time (the “Trust Preferred Securities Redemption”) in accordance with, and pursuant to the terms of, the Junior Subordinated Indenture, (ii) timely deliver all notices required to be delivered, and timely take all actions required to be taken, by the Junior Subordinated Indenture in connection with the Trust Preferred Securities Redemption and as otherwise may be required in respect of the Mergers and the other transactions contemplated hereby, and (iii) concurrently with the consummation of the Trust Preferred Securities Redemption, take all actions required to be taken by the Junior Subordinated Indenture to cause the Junior Subordinated Indenture to terminate and be of no further force and effect. Such efforts shall include the coordination of discussions among the Company, Parent and the trustee under the Junior Subordinated Indenture regarding the mechanics of the Trust Preferred Securities Redemption. The Company shall not cause or permit an Event of Default (as such term is defined in the Junior Subordinated Indenture) to occur prior to the Effective Time.

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(c) The Company shall provide Parent with (i) advance copies of all notices, publications and other communications to holders of the Convertible Notes and the Trust Preferred Securities, the applicable trustee or any depository, and (ii) advance notice of any election proposed to be made by the Company under the Indenture and/or the Junior Subordinated Indenture. The Company shall also promptly provide Parent and Merger Sub with copies of any material written communications that the Company may receive from any holder of the Convertible Notes or Trust Preferred Securities, the trustee under the Indenture or the Junior Subordinated Indenture or any depository promptly after receipt of such communications. The Company shall give reasonable and good faith consideration to any comments made by Parent or Merger Sub with respect to the elections, notices, publications and other communications described in this Section 6.19(c).

(d) Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect the Convertible Notes Redemption or the Trust Preferred Securities Redemption (i) prior to the Closing Date and (ii) unless Parent or Merger Sub provides funds to the Company in an amount sufficient to, or places in escrow or otherwise pays on behalf of the Company, the Redemption Price (as defined in the Indenture) and the Optional Redemption Price (as defined in the Junior Subordinated Indenture), together with all other prepayment, redemption or similar fees or penalties. It is expressly agreed that the completion of the Convertible Notes Redemption and the Trust Preferred Securities Redemption are not conditions precedent to the completion of the Mergers and other transactions contemplated in this Agreement. The Parent Parties also acknowledge that the Indenture and the Junior Subordinated Indenture may not permit conditional redemptions or conditional redemption notices, and that no Company Party shall be deemed to have breached this Agreement by virtue of giving or failing to give any such conditional redemption notice or effecting or failing to effect a conditional redemption in connection with the Convertible Notes Redemption or the Trust Preferred Securities Redemption if the taking of any such action or delivery of any such notice is not permitted by the terms of the Indenture and the Junior Subordinated Indenture, as applicable, after consultation with the applicable trustees thereunder. If, despite the Company’s commercially reasonable efforts pursuant to Sections 6.19(a) and 6.19(b) above, the Convertible Notes Redemption and the Trust Preferred Securities Redemption shall not have occurred at or prior to the Effective Time, the parties hereto shall cooperate in good faith to cause the Surviving Entity or the Surviving Partnership, as applicable, to assume the applicable obligations of the Company Parties or other Company Subsidiaries with respect to the Convertibles Notes and the Trust Preferred Securities in accordance with the Indenture and the Junior Subordinated Indenture, respectively, from and after the Effective Time, including, for the avoidance of doubt, by delivering any notices or opinions of counsel and taking such other actions as are necessary to allow the Surviving Entity or the Surviving Partnership, as applicable, to execute a supplemental indenture and become the successor to the Company or the Company Operating Partnership, as applicable, under the Indenture or the Junior Subordinated Indenture, as applicable, in accordance with its terms.

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Section 6.20 FIRPTA. The Company Operating Partnership shall use its commercially reasonable efforts to obtain and deliver to Parent at or prior to Closing an affidavit of non-foreign status from each holder of Class B Units that complies with the Treasury Regulations under Section 1445 of the Code.

Section 6.21 Taxable REIT Subsidiary. Notwithstanding anything to the contrary in this Agreement, at Parent’s request but subject to the terms of the Indenture, the Company shall (i) take all such actions as may be reasonably necessary to dissolve Caplease Services Corp., a Delaware corporation (the “TRS”), prior to or in connection with the Effective Time, and, in such event, the Company Operating Partnership shall treat the dissolution of the TRS as a liquidation of the TRS for U.S. federal income tax purposes, and (ii) use commercially reasonable efforts to liquidate and wind up the affairs of the TRS to the extent practical prior to the Effective Time. To the extent that the TRS is a property manager pursuant to a property management agreement with a Company Subsidiary, prior to the dissolution of the TRS (if requested by Parent), such property management agreement shall be either terminated or assigned in a manner that ensures the Company will not be treated, for U.S. federal income tax purposes, as a property manager.

Section 6.22 Transition Services. From and after the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 8.1, the Company shall with Parent develop and implement a plan providing for the transition of the business and operations of the Company and the Company Subsidiaries (including the Continuing Employees, the Books and Records and information technology) to Parent.

ARTICLE VII
CONDITIONS

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Effective Time, of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Restraints. No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the Mergers or otherwise restrains, enjoins, prevents, prohibiting or making illegal the acquisition of some or all of the shares of Company Common Stock or Company Preferred Stock by Parent.

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Section 7.2 Conditions to the Obligations of the Parent Parties. The respective obligations of the Parent Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.3(a) (Capital Structure) (except for the first two sentences), Section 4.4 (Authority), Section 4.19 (Opinion of Financial Advisors), Section 4.20 (Takeover Statutes), Section 4.21 (Vote Required), Section 4.22 (Brokers) and Section 4.23 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) REIT Opinion. Parent shall have received a written opinion of Hunton & Williams LLP, or other counsel to the Company satisfactory to Parent, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2004, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company and the Company Operating Partnership.

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(f) FIRPTA. The Company shall have provided to Parent an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code.

Section 7.3 Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 5.1 (Organization and Qualification) and Section 5.2 (Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (ii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants. The Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted), as follows:

(a) by mutual written agreement of each of Parent and the Company; or

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(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before February 28, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section \t \* MERGEFORMAT 8.1(b)(i) shall not be available to any party if the failure of such party (and (A) in the case of Parent, including the failure of the other Parent Parties, and (B) in the case of the Company, including the failure of the other Company Parties) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Mergers to be consummated on or before such date; or

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and (A) in the case of Parent, including the failure of the other Parent Parties, and (B) in the case of the Company, including the failure of the other Company Parties) to perform any of its obligations under this Agreement, including pursuant to Section 6.6; or

(iii) the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting (including any adjournment or postponement thereof) at which the Merger and the other transactions contemplated hereby have been voted upon; provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily due to the Company’s failure to perform any of its obligations under this Agreement.

(c) by the Company:

(i) if any Parent Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Parent Parties within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if any Company Party is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(ii) at any time prior to receipt of the Company Stockholder Approval in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.5(e); provided, that such termination shall be null and void unless the Company shall concurrently pay the Termination Payment in accordance with Section 8.3(a)(ii).

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(d) by Parent, if:

(i) any Company Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company Parties within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if any Parent Party is then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii) (x) the Company Board shall have made an Adverse Recommendation Change, (y) the Company Parties shall have materially breached any of their obligations under Section 6.3 or Section  6.5 or (z) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5), provided that the right to terminate under Section 8.1(d)(ii)(x) and (y) shall not be available after the receipt of the Company Stockholder Approval.

Section 8.2 Effect of Termination. In the event that this Agreement is terminated and the Mergers and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the Company Subsidiaries, Parent Subsidiaries or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any willful or intentional breach of this Agreement; and (b) the Confidentiality Agreement, this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

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Section 8.3 Termination Fee.

(a) If, but only if, this Agreement is terminated:

(i) by either the Company or Parent pursuant to Section \t \* MERGEFORMAT 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), and in any such case the Company (x) receives or has received a Company Acquisition Proposal after the date of this Agreement but prior to the termination of this Agreement, which proposal has been publicly announced, and (y) within eleven (11) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Company Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent a fee equal to $21,000,000 (the “Termination Fee”) plus the Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Company Acquisition Proposal; provided, however, that for purposes of this Section \t \* MERGEFORMAT 8.3(a)(i), the references to “fifteen percent (15%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; or

(ii) by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent as a condition to the effectiveness of such termination; provided, however, that in the event of a termination by the Company pursuant to Section 8.1(c)(ii) in order to enter into an Alternative Acquisition Agreement with respect to an Unmatched Superior Proposal during the Relevant Period, the amount of the Termination Fee payable to Parent pursuant to this Section 8.3(a)(ii) shall be $11,000,000; or

(iii) by Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination; provided, however, that if such termination by Parent relates to an Unmatched Superior Proposal, the amount of the Termination Fee payable to Parent pursuant to this Section 8.3(a)(iii) shall be $11,000,000.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:

(i) under no circumstances shall the Company be required to pay the Termination Fee or Expense Amount, as applicable, earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the party entitled to payment;

(ii) the Company’s right to terminate this Agreement in accordance with Section 8.1(c)(ii) during the Relevant Period and pay the Termination Fee set forth in the proviso to Section 8.3(a)(ii) shall not be prejudiced by Parent’s failure to timely provide wire transfer instructions for payment of such Termination Fee or the Expense Amount prior to the expiration of the Relevant Period; and

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(iii) under no circumstances shall the Company be required to pay the Termination Fee or Expense Amount, as applicable, on more than one occasion.

(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Payment is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a final and non-appealable judgment against the Company for the payment of any amount set forth in this Section 8.3, the Company shall pay Parent its Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(d) If the Company is required to pay to Parent the Termination Payment, such Termination Payment shall be paid into escrow on the date such payment is required to be paid by the Company pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(d). In the event that the Company is obligated to pay Parent the Termination Payment, the amount payable to Parent in any tax year of Parent shall not exceed the lesser of (i) the Termination Payment of the Parent and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and Parent has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by Parent’s independent accountants, plus (B) in the event Parent receives either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS as described below in this Section 8.3(d) or (y) an opinion from Parent’s outside counsel as described below in this Section 8.3(d), an amount equal to the excess of the Termination Payment less the amount payable under clause (A) above.

(i) To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by the Company on such terms (subject to this Section 8.3(d)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 8.3(d) shall be made at the time the Company is obligated to pay such amount to Parent pursuant to Section 8.3 by wire transfer. The escrow agreement shall provide that the Termination Payment in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Parent has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that (A) Parent received a ruling from the IRS holding that the receipt by Parent of the Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Payment to Parent. The Company agrees to amend this Section 8.3(d) at the reasonable request of Parent in order to (i) maximize the portion of the Termination Payment that may be distributed from escrow to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Parent’s chances of securing a favorable ruling described in this Section 8.3(d) or (iii) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(d). Any amount of the Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3(d), provided that the obligation of the Company to pay the unpaid portion of the Termination Payment shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement.

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Section 8.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Company Stockholder Approval and prior to the Effective Time; provided, however, that after the Company Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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Section 8.6 Fees and Expenses. Except as otherwise provided in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that (i) Parent shall be responsible for all costs, fees and expenses associated with the Convertible Notes Redemption, the Trust Preferred Securities Redemption, and the prepayment of all amounts under the Loan Agreements or the prepayments, consents, waivers or approvals under any other contracts, agreements or instruments, in accordance with Section 6.6(c) and (ii) the Company and Parent shall share equally all Expenses related to the printing, filing and distribution of the Proxy Statement, other than attorneys’ and accountants’ fees.

Section 8.7 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity and the Surviving Partnership shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, Company Preferred Stock or Class B Units, all Transfer Taxes.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations and Warranties. None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Effective Time. This Section 9.1 does not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.2 Notices. Any notice, request, claim, demand and other communications hereunder shall be sufficient if in writing and sent (i) by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day), or (ii) by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

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if to Parent, Merger Sub or the Parent Operating Partnership:

American Realty Capital Properties, Inc.

405 Park Avenue, 15th Floor

New York, NY 10022

Phone: (212) 415-6500

Fax: (212) 421-5799

Attention: Nicholas S. Schorsch

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Phone: (212) 969-3186

Fax: (212) 969-2900

Attention: Peter M. Fass, Esq.

  Steven L. Lichtenfeld, Esq.

  Daniel I. Ganitsky, Esq.

if to the Company, the Company Operating Partnership or the Company OP General Partner prior to the Closing:

CapLease, Inc.

1065 Avenue of the Americas

New York, NY 10018

Phone: (212) 217-6300

Fax: (212) 217-6301

Attention: Paul H. McDowell

with a copy (which shall not constitute notice) to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Phone: (804) 788-7217

Fax: (804) 343-4864

Attention: Steven M. Haas, Esq.

and

Hunton & Williams LLP

Bank of America Plaza, Suite 4100

600 Peachtree Street, N.E.

Atlanta, Georgia 30308-2216

Phone: (404) 888-4056

Fax: (404) 888-4190

Attention: G. Roth Kehoe, II, Esq.

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Section 9.3 Interpretation; Certain Definitions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Appendix or Exhibit, such reference shall be to an Article or Section of, or an Appendix or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment; Delegation. Other than to the Surviving Entity and the Surviving Partnership, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

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Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the provisions of Section 6.9 (which shall be to the benefit of the Persons referred to in such section). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10 Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

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Section 9.11 Consent to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland, for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Maryland state or federal court.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Brian S. Block
Name: Brian S. Block
Title: Chief Financial Officer

SAFARI ACQUISITION, LLC

By:	American Realty Capital Properties, Inc., its sole member

By:	/s/ Brian S. Block
Name: Brian S. Block
Title: Chief Financial Officer

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

By:	American Realty Capital Properties, Inc., its General Partner

By:	/s/ Brian S. Block
Name: Brian S. Block
Title: Chief Financial Officer

Signature Page to Agreement and Plan of Merger

CAPLEASE, INC.

By:	/s/ Paul H. McDowell
Name: Paul H. McDowell
Title: Chief Executive Officer

CAPLEASE, LP

By:	CLF OP General Partner LLC, its General Partner

By:	/s/ Paul H. McDowell
Name: Paul H. McDowell
Title: Chief Executive Officer

CLF OP GENERAL PARTNER LLC

By:	CapLease, Inc., its Sole Member

By:	/s/ Paul H. McDowell
Name: Paul H. McDowell
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Voting Agreement

1. Paul H. McDowell

2. William R. Pollert

3. Shawn P. Seale

4. Robert C. Blanz

5. Paul C. Hughes